Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and among

LIBERTY INTERACTIVE CORPORATION,

MOCHA MERGER SUB, INC.,

ZIGGY MERGER SUB, LLC

and

ZULILY, INC.

Dated as of August 16, 2015

i

Annex A	Offer Conditions

Exhibit A	Form of Tender and Support Agreement

Exhibit B	Form of Company Tax Representation Letter

Exhibit C	Form of Parent Tax Representation Letter

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.3(i)(i)

Acceptance Time	Section 1.1(a)

Acquisition Proposal	Section 5.3(i)(ii); Section 7.3(c)(i)

Adjusted Exchange Ratio	Section 2.1(c)

Adverse Recommendation Change	Section 5.3(d)

Aggregate Consideration	Section 2.1(d)

Affiliate	Section 8.12

Agreement	Preamble

Appraisal Cash Amount	Section 8.12

Appraisal Rights	Section 2.2(i)

Assets	Section 3.15

Assumed Options	Section 2.1(f)(i)

Assumed RSUs	Section 2.1(f)(ii)

Beneficial Owner	Section 8.12

Book-Entry Shares	Section 2.1(c)

Business Day	Section 8.12

Cash Consideration	Recitals

Certificate	Section 2.1(c)

Class A Common Stock	Recitals

Class B Common Stock	Recitals

Closing	Section 1.5

Closing Date	Section 1.5

Code	Recitals

Company	Preamble

Company Benefit Plan	Section 8.12

Company Board	Recitals

Company Business Personnel	Section 3.12(a)

Company Capital Stock	Section 3.2(a)

Company Common Stock	Recitals

Company Credit Agreement	Section 5.16(a)

Company Determination	Section 3.3(b)

Company Disclosure Letter	Article III

Company Material Adverse Effect	Section 8.12

Company Material Contract	Section 8.12

Company Material Intellectual Property	Section 8.12

Company NDA	Section 8.12

Company Preferred Stock	Section 3.2(a)

Company Recommendation	Recitals

Company RSU	Section 2.1(f)(ii)

Company SEC Documents	Section 3.5(a)

Company SEC Financial Statements	Section 3.5(c)

Company Stock Option	Section 2.1(f)(i)

Company Stock Plans	Section 2.1(f)(i)

Company Subsidiary	Section 3.1(c)

Confidentiality Agreement	Section 8.12

Consent	Section 3.4(a)

Constituent Documents	Section 8.12

Continuing Employees	Section 5.11(a)

Contract	Section 8.12

Conversion Ratio	Section 2.1(f)(i)

Credit Agreement Consents and Amendments	Section 5.16(a)

Cut-Off Date	Section 8.12

D&O Insurance	Section 5.9(c)

DGCL	Recitals

DLLCA	Recitals

Dissenting Shares	Section 2.2(i)

DOJ	Section 5.8(c)

Employment Arrangements	Recitals

Environmental Claim	Section 8.12

Environmental Laws	Section 8.12

Environmental Permits	Section 3.13(a)

ERISA	Section 8.12

ERISA Affiliate	Section 8.12

v

Exchange Act	Section 3.1(c)

Exchange Agent	Section 2.2(a)

Exchange Agent Agreement	Section 2.2(a)

Exchange Fund	Section 2.2(a)

Excluded Shares	Section 2.1(b)

Expiration Date	Section 1.1(d)

Filing	Section 3.4(a)

First Certificate of Merger	Section 1.3(b)

First Effective Time	Section 1.3(b)

First Merger	Recitals

First Surviving Corporation	Section 1.3(a)

Form S-4	Section 1.1(e)(ii)

Fraud and Bribery Laws	Section 3.9(b)

FTC	Section 5.8(c)

GAAP	Section 8.12

Governmental Entity	Section 3.4(a)

HSR Act	Section 3.4(a)

Indebtedness	Section 8.12

Indemnified Parties	Section 5.9(a)

Initial Exchange Ratio	Section 2.1(c)

Intellectual Property	Section 8.12

Intervening Event	Section 8.12

IT Systems	Section 3.19(a)

Knowledge	Section 8.12

Laws	Section 8.12

L/C Agreement	Section 5.16(b)

L/C Consent	Section 5.16(b)

L/C Issuer	Section 5.16(b)

Leased Real Property	Section 3.14

Lien	Section 8.12

Materials of Environmental Concern	Section 8.12

Mergers	Recitals

Merger Sub 2	Preamble

Merger Subs	Preamble

Minimum Tender Condition	Section 1.1(b)(i)

Nasdaq	Section 8.12

Non-US Plans	Section 8.12

Notice of Superior Proposal	Section 5.3(f)(ii)

Notice Period	Section 5.3(f)(ii)

Offer	Recitals

Offer Commencement Date	Section 1.1(a)

Offer Conditions	Section 1.1(b)(ii)

Offer Documents	Section 1.1(e)(i)(A)

Offer to Purchase	Section 1.1(a)

Order	Section 8.12

Outside Date	Section 7.1(b)(iii)

Parent	Preamble

Parent Board	Section 8.12

Parent Capital Stock	Section 4.3(a)

Parent Common Stock	Section 4.3(a)

Parent Disclosure Letter	Article IV

Parent Material Adverse Effect	Section 8.12

Parent Preferred Stock	Section 4.3(a)

Parent Share Signing Price	Section 2.1(d)

Parent QVC Common Stock	Section 4.3(a)

Parent QVC Series A Stock	Section 4.3(a)

Parent QVC Series B Stock	Section 4.3(a)

Parent QVC Series C Stock	Section 4.3(a)

Parent SEC Documents	Section 4.6(a)

Parent SEC Financial Statements	Section 4.6(c)

Parent Subsidiary	Section 4.1(c)

Parent Ventures Series A Stock	Section 4.3(a)

Parent Ventures Series B Stock	Section 4.3(a)

Parent Ventures Series C Stock	Section 4.3(a)

Party or Parties	Preamble

Permits	Section 3.10

Permitted Lien	Section 8.12

Person	Section 8.12

Personal Information	Section 8.12

Policies	Section 3.21

PPACA	Section 3.11(e)

Premium Cap	Section 5.9(c)

Privacy Laws	Section 8.12

Proceeding	Section 8.12

Purchaser	Preamble

Purchaser Shares	Section 2.1(a)

Qualified Plan	Section 3.11(b)

Real Property Leases	Section 3.14

Release	Section 8.12

Reporting Subsidiary	Section 4.6(a)

Representatives	Section 8.12

Sarbanes-Oxley Act	Section 3.5(b)

Schedule 14D-9	Section 1.2(a)

Schedule TO	Section 1.1(e)(i)(A)

SEC	Section 3.4(a)

SEC Transaction Documents	Section 3.7

Second Certificate of Merger	Section 1.3(b)

Second Effective Time	Section 1.3(b)

Second Merger	Recitals

Securities Act	Section 3.4(a)

Security	Section 8.12

Specified Definitive Acquisition Agreement	Section 7.1(d)(iii)

Stock Consideration	Section 2.1(c)

Subsidiary	Section 8.12

Subsidiary SEC Documents	Section 4.6(a)

Subsidiary SEC Financial Statements	Section 4.6(c)

Superior Proposal	Section 5.3(i)(iii)

Surviving Company	Section 1.3(a)

Takeover Laws	Section 3.3(d)

Taxes	Section 8.12

Tax Return	Section 8.12

Tax Sharing Agreement	Section 8.12

Taxing Authority	Section 8.12

Tender and Support Agreement	Recitals

Termination Fee	Section 7.3(c)(ii)

Total Cash Consideration	Section 2.1(d)

Total Consideration	Section 8.12

Total Stock Consideration	Section 2.1(d)

Trade Secrets	Section 8.12

Transaction Consideration	Recitals

Transactions	Recitals

Treasury Regulations	Section 8.12

WARN Act	Section 3.12(d)

Willful Breach	Section 8.12

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION, dated as of August 16, 2015 (this “Agreement”), is made and entered into by and among Liberty Interactive Corporation, a Delaware corporation (“Parent”), zulily, inc., a Delaware corporation (the “Company”), Mocha Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Merger Sub 2 (“Purchaser”), and Ziggy Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub 2” and together with the Purchaser, the “Merger Subs”). Parent, each of the Merger Subs and the Company are referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, it is proposed that Purchaser shall commence an exchange offer (such exchange offer, as it may be extended, amended or supplemented from time to time as permitted under this Agreement, the “Offer”) to acquire any and all of the Company’s issued and outstanding shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Company Common Stock”), for consideration comprised of: (i) $9.375 per share of Company Common Stock in cash without interest and subject to any withholding of Taxes required by applicable Law (the “Cash Consideration”), and (ii) the Stock Consideration (the Stock Consideration, together with the Cash Consideration, in each case received in the First Merger (as defined below), and subject to any potential adjustment as set forth herein, the “Transaction Consideration”);

WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer, the Parties wish to effect the acquisition of the Company by Parent through (a) the merger of Purchaser with and into the Company, with the Company surviving the merger as the surviving entity (the “First Merger”) and (b) immediately following the First Merger, subject to the terms of this Agreement, the merger of the Company, as the surviving entity of the First Merger, with and into Merger Sub 2, with Merger Sub 2 being the surviving entity (the “Second Merger” and together with the First Merger, the “Mergers”);

WHEREAS, the First Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth herein and the Second Merger will be governed by Section 267 of the DGCL and Section 18-209(i) of the Delaware Limited Liability Company Act (the “DLLCA”) and will be effected as soon as practicable following the consummation of the First Merger upon, and subject to, the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) (i) unanimously (with the exception of one director, who recused himself from the vote) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Offer and the First Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Mergers and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer (the “Company Recommendation”);

WHEREAS, the board of directors or sole member, as applicable, of Parent and each of the Merger Subs have approved this Agreement and determined that this Agreement and the Transactions, including the Offer, the Mergers and the issuance of Parent QVC Series A Stock in the Offer and the First Merger, are advisable and fair to, and in the best interests of, Parent and each of the Merger Subs and its stockholders or members, as applicable;

WHEREAS, the board of directors of Purchaser has (i) unanimously approved and declared advisable this Agreement and the Transactions, including the Offer, the First Merger, and the Tender and Support Agreement, in accordance with the DGCL, (ii) determined that it is in the best interests of Purchaser and Merger Sub 2, its sole stockholder, that Purchaser enter into this Agreement and consummate the Offer, the First Merger, and the Tender and Support Agreement, on the terms and subject to the conditions set forth in this Agreement, (iii) resolved to submit the approval of the adoption of this Agreement and the Transactions, including, without limitation, the Offer, the First Merger, and the Tender and Support Agreement, to Merger Sub 2, as the sole stockholder of Purchaser, and (iv) resolved to unanimously recommend to Merger Sub 2 that Merger Sub 2 approve the adoption of this Agreement and the Transactions, including, without limitation, the Offer, the First Merger, and the Tender and Support Agreement.

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent and each Merger Sub to enter into this Agreement, certain Persons are entering into a Tender and Support Agreement with Parent, a form of which is attached as Exhibit A hereto (the “Tender and Support Agreement”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Offer and the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be and hereby is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, as an inducement for Parent and each of the Merger Subs to enter into this Agreement, concurrently with the execution and delivery hereof, certain employees of the Company are entering into letters relating to the ongoing employment of such employees with Parent, the Company or one of their Affiliates (collectively, the “Employment Arrangements”), in each case to become effective at the First Effective Time; and

WHEREAS, Parent, the Company and each Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this transactions contemplated hereby and also to prescribe various conditions to the Offer.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties to this Agreement agree as follows:

ARTICLE I

THE OFFER AND THE MERGERS

Section 1.1 The Offer.

(a) Parent shall cause Purchaser to, and Purchaser shall, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as soon as reasonably practicable after the date of this Agreement, but in no event later than the fifteenth (15th) Business Day after the date of this Agreement. Notwithstanding the foregoing, Purchaser shall not be required to commence the Offer if the Company shall not be prepared to file with the SEC immediately following commencement of the Offer, and to disseminate to holders of shares of Company Common Stock, the Schedule 14D-9. The date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.” The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to any and all of the holders of shares of Company Common Stock and contains the terms and conditions set forth in this Agreement and in Annex A. In the Offer, each share of Company Common Stock accepted by Purchaser in accordance with the terms of the Offer shall, subject to the adjustments set forth in Section 2.1(d) and Section 2.1(g), be exchanged for the right to receive the Transaction Consideration. Subject to the prior satisfaction of the Minimum Tender Condition and the satisfaction, or waiver by Parent or Purchaser, of the other Offer Conditions (to the extent such waiver is permitted by Section 1.1(c)), after the expiration of the Offer (as it may extended in accordance with Section 1.1(d)), Purchaser shall (and Parent shall cause Purchaser to) accept for payment all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered for settlement or satisfaction of such guarantee) as soon as practicable after Purchaser is permitted to do so under applicable Law (the “Acceptance Time”), and promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) pay for all shares of Company Common Stock that are validly tendered and not validly withdrawn in the Offer. Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds and shares of Parent QVC Series A Stock necessary to pay for any shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not accept for payment or pay for any shares of Company Common Stock if, as a result, Purchaser would acquire less than the number of shares of Company Common Stock necessary to satisfy the Minimum Tender Condition. The consideration in the Offer payable in respect of each share of Company Common Stock validly tendered and not withdrawn in the Offer shall be paid net to the holder thereof in cash and shares of Parent QVC Series A Stock, subject to reduction for any applicable withholding taxes payable in respect thereof. The Company shall register (and shall instruct its transfer agent to register) the transfer of the shares of Company Common Stock accepted for payment by Purchaser effective immediately after the Acceptance Time.

(b) The obligation of Purchaser to accept for exchange (and the obligation of Parent to cause Purchaser to accept for exchange) shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer shall be subject only to:

(i) the condition (the “Minimum Tender Condition”) that there shall have been validly tendered (and not validly withdrawn) prior to the expiration of the Offer that number of shares of Company Common Stock which, upon the consummation of the Offer (for the avoidance of doubt, assuming that the shares of Class B Common Stock validly tendered (and not validly withdrawn) will convert to shares of Class A Common Stock at the time of the consummation of the Offer), when added to any shares of Company Common Stock owned by Purchaser, would represent at least a majority of the voting power of the sum of (x) the aggregate voting power of the shares of Company Common Stock outstanding immediately after the consummation of the Offer, plus (y) the aggregate voting power of the shares of Company Common Stock issuable to holders of Company Options from which the Company has received notices of exercise prior to the consummation of the Offer (and as to which shares of Company Common Stock have not yet been issued to such exercising holders of Company Options) (excluding, for purposes of determining whether a sufficient number of shares have been tendered in the Offer to satisfy the Minimum Tender Condition, shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures); and

(ii) the other conditions set forth in Annex A (such other conditions, together with the Minimum Tender Condition, the “Offer Conditions”).

(c) Purchaser expressly reserves the right, in its sole discretion, to waive or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, neither Parent nor Purchaser shall: (i) amend, waive or modify any of the conditions set forth in clauses (a), (h)(i), (h)(ii), (i) or (j) of Annex A (provided, that Parent shall (and shall cause Purchaser to) waive the conditions set forth in clause (h)(i) and (h)(ii) of Annex A upon the written request of the Company); or (ii) change the Offer to (A) change the form or amount of consideration to be delivered by Purchaser pursuant to the Offer; provided, however, that Parent or Purchaser may increase the amount of such consideration (irrespective of form) in good faith so long as such increase is not for the purpose of delaying the Acceptance Time, provided that in no event shall such increase reduce the Initial Exchange Ratio, (B) change the number of shares of Company Common Stock to be purchased in the Offer, (C) impose conditions to the Offer in addition to the Offer Conditions or amend or modify any of the existing Offer Conditions, (D) except as provided in Section 1.1(d), extend the expiration time of the Offer beyond the initial expiration time of the Offer or (E) otherwise amend the Offer in a manner that is adverse (other than in an immaterial or de minimis way) to the holders of Company Common Stock.

(d) The Offer shall initially be scheduled to expire at 12:00 midnight, New York City time, on the date that is twenty (20) Business Days following the Offer Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) (such initial expiration time and date, or such subsequent time and date to which the expiration of the Offer is extended pursuant to and in accordance with this Agreement, the

“Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 7.1, (i) if, at the time as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, then Purchaser shall (and Parent shall cause Purchaser to) extend the Offer on one or, if necessary, more occasions, for additional successive periods of up to ten (10) Business Days per extension (with the length of such periods to be determined by Parent), until all Offer Conditions are satisfied or validly waived in order to permit the Acceptance Time to occur; provided, however, that in no event shall Purchaser or Parent be required or permitted to extend the Offer to a date later than the Outside Date, other than (A) any such extension requested by Parent or Purchaser and consented to by the Company, (B) any such extension requested by the Company, to the extent Parent or Purchaser would be prohibited from terminating this Agreement pursuant to Section 7.1(b)(iii) or (C) any such extension requested by Parent or Purchaser, to the extent the Company would be prohibited from terminating this Agreement pursuant to Section 7.1(b)(iii); and (ii) Purchaser shall (and Parent shall cause Purchaser to) extend the Offer from time to time for any period required by any applicable Laws or any rule, regulation, interpretation or position of the SEC or the staff of the SEC or the Nasdaq applicable to the Offer; provided, however, that in no event shall Purchaser or Parent be required, or permitted, to extend the Offer to a date later than the Outside Date, other than (A) any such extension requested by Parent or Purchaser and consented to by the Company, (B) any such extension requested by the Company, to the extent Parent or Purchaser would be prohibited from terminating this Agreement pursuant to Section 7.1(b)(iii) or (C) any such extension requested by Parent or Purchaser, to the extent the Company would be prohibited from terminating this Agreement pursuant to Section 7.1(b)(iii). For the avoidance of doubt, if, at the Expiration Date of the Offer, all of the Offer Conditions have been satisfied or waived in writing by Parent or Purchaser and this Agreement has not otherwise been terminated in accordance with its terms, Purchaser shall (and Parent shall cause Purchaser to) promptly accept for exchange, and deliver the Transaction Consideration for, all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer in accordance with this Agreement.

(e) Schedule TO; Offer Documents; Form S-4

(i) As soon as practicable on the Offer Commencement Date, Parent and Purchaser shall:

(A) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter(s) of election and transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);

(B) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(C) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to the Nasdaq in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(D) subject to the Company’s compliance with Section 1.2(b), cause the Form S-4 and the Offer Documents to be disseminated to all holders of shares of Company Common Stock as and to the extent required by the Exchange Act and the rules and regulations thereunder and with all other applicable Laws.

(ii) Concurrently with the filing of the Offer Documents, Parent shall file with the SEC a registration statement on Form S-4 to register under the Securities Act, the offer and sale of Parent QVC Series A Stock pursuant to the Offer (the “Form S-4”). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act.

(iii) Parent and Purchaser shall (i) from and after commencement of the Offer, have the Form S-4 declared effective under the Securities Act as promptly as practicable after its filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and (iii) keep the Form S-4 effective for so long as necessary to complete the First Merger. Parent shall notify the Company promptly of the time when the Form S-4 has become effective or any supplement or amendment to the Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent QVC Series A Stock issuable in connection with the Offer and/or the First Merger for offering or sale in any jurisdiction. Following the time the Form S-4 is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) under the Securities Act. Each of Parent and Purchaser shall provide the Company and its counsel with a reasonable opportunity to review and comment on the Form S-4 and the Offer Documents (including all amendments and supplements to the foregoing) prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments thereon made by the Company or its counsel; provided, that the Company and its counsel will provide any such comments promptly, but no later than five (5) Business Days after receipt of any of the Form S-4 and the Offer Documents (including all amendments or supplements thereto). Parent and Purchaser shall promptly notify the Company of the receipt of, and promptly provide the Company and its counsel with copies of, any written comments from (and a description of any oral comments received by Parent, Purchaser or their counsel), and all correspondence with, the SEC or its staff with respect to the Form S-4 or the Offer Documents and shall promptly notify the Company of any request by the SEC or its staff for any amendment or supplement thereto or for additional information. Each of Parent and Purchaser shall (A) use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Form S-4, the Offer Documents or the Offer, (B) provide the Company and its legal counsel with a reasonable opportunity to review and comment on any proposed correspondence between it and/or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to any Offer Document or the Form S-4 and Parent and Purchaser shall give reasonable and good faith consideration to any comments thereon made by the Company or its counsel and (C) promptly provide the Company with final copies of any correspondence sent by it and/or any of its Representatives to the SEC or its staff with respect to any Offer Document or the Form S-4, and of any amendments or supplements to any Offer Document or the Form S-4. To the extent required by the applicable Laws or by the SEC or its staff or the Nasdaq, (1) each of Parent, Purchaser and the Company shall use reasonable best efforts to correct promptly any information provided by it for use in the Form S-4 or the Offer Documents to the extent that it becomes aware that such information shall have become false or misleading in any material respect and (2) Parent and Purchaser shall take all steps necessary to promptly cause the Form S-4 and the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent QVC Series A Stock in the Offer and/or the First Merger, and will pay all expenses with respect thereto. The Company shall promptly furnish to Parent and Purchaser information concerning the Company and the holders of shares of Company Common Stock that is required by applicable Law to be included in the Offer Documents and the Form S-4 so as to enable Parent and Purchaser to comply with their obligations under this Section 1.1(e). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents and the Form S-4 in order to satisfy applicable Laws.

(f) Neither Parent nor Purchaser shall terminate or withdraw the Offer prior to the Expiration Date unless this Agreement is validly terminated in accordance with the terms hereof, in which case Purchaser shall (and Parent shall cause Purchaser to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

Section 1.2 Company Actions.

(a) Contemporaneously with the filing of the Schedule TO or as promptly as practicable thereafter on the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer Documents and related documents) disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject only to Section 5.3, shall reflect the Company Recommendation. The Company shall cause the Schedule 14D-9 and the filing and dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and with all other applicable Laws and to include a notice to holders of shares of Company Common Stock informing such holders of their rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL. Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments thereon made by Parent or its counsel; provided, that the Parent and its legal counsel will provide any such comments promptly, but no later than five (5) Business Days after receipt of the Schedule 14D-9 (including any amendment or supplement thereto). The Company shall promptly notify Parent of the receipt of, and promptly provide Parent and its counsel with copies of, any written comments from (and a description of any oral comments received by the Company or its counsel), and all correspondence with, the SEC or its staff with respect to the Schedule 14D-9 and shall promptly notify the Company of any request by the SEC or its staff for any amendment or supplement thereto or for additional information. The Company shall (A) use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9, (B) provide Parent and its legal counsel with a reasonable opportunity to review and comment on any proposed correspondence between it and/or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule 14D-9 and the Company shall give reasonable and good faith consideration to any comments thereon made by Parent or its counsel and (C) promptly provide Parent with final copies of any correspondence sent by it and/or any of its Representatives to the SEC or its staff with respect to the Schedule 14D-9, and of any amendments or supplements to the Schedule 14D-9. To the extent required by applicable Laws or by the SEC or its staff or the Nasdaq, (1) each of Parent, Purchaser and the Company shall use reasonable best efforts to promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that such information shall be or shall have become false or misleading in any material respect, and (2) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, if required by applicable Laws, to be disseminated to holders of shares of Company Common Stock. Each of Parent and Purchaser shall promptly furnish to the Company information concerning Parent, Purchaser and the Offer that is required by applicable Law to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.2(a). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding Parent and Purchaser that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws.

(b) In connection with the Offer and the First Merger, the Company shall, or shall cause its transfer agent to, promptly furnish Parent and Purchaser with (i) a list of the Company’s stockholders as well as mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case as of the most recent practicable date, and (ii) such additional information (including updated lists of the record and beneficial holders of shares of Company Common Stock, mailing labels and lists of securities positions) as Parent may reasonably request in order to communicate the Offer to the holders of shares of Company Common Stock. Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the First Merger, Parent and Purchaser (and their respective agents) shall:

(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii) use such information only in connection with the Offer and the First Merger; and

(iii) if this Agreement shall be terminated pursuant to ARTICLE VII, promptly return (and shall use their respective reasonable efforts to cause their agents to return to the Company or destroy) any and all copies and any extracts or summaries from such information then in their possession or control and, if requested, promptly certify to the Company in writing that all such material has been returned or destroyed.

Section 1.3 The Mergers.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, (i) in accordance with Section 251(h) of the DGCL, at the First Effective Time, Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser will cease, with the Company surviving the First Merger (the Company, as the surviving entity in the First Merger, sometimes being referred to herein as the “First Surviving Corporation”), such that following the First Merger, the First Surviving Corporation will be a wholly owned indirect subsidiary of Parent, and (ii) in accordance with Section 267 of the DGCL and Section 18-209(i) of the DLLCA, immediately thereafter, and as part of the same plan, at the Second Effective Time, the First Surviving Corporation shall be merged with and into Merger Sub 2, whereupon the separate existence of the First Surviving Corporation will cease, with Merger Sub 2 surviving the Second Merger (Merger Sub 2, as the surviving entity of the Second Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Second Merger, the Surviving Company will be a wholly owned direct subsidiary of Parent. The Mergers shall have the effects provided in this Agreement and as specified in the DGCL and the DLLCA, as applicable. The First Merger shall be governed by and effected under Section 251(h) of the DGCL. The Second Merger shall be governed by and effected under Section 267 of the DGCL and Section 18-209(i) of the DLLCA.

(b) On the Closing Date, (i) the Company shall cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and the Company and Purchaser will make any other filings, recordings or publications required to be made by the Company or Purchaser under the DGCL in connection with the First Merger, which shall be as soon as practicable after the Acceptance Time and (ii) following the filing of the First Certificate of Merger, Merger Sub 2 shall cause a certificate of ownership and merger with respect to the Second Merger (the “Second Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made by the First Surviving Corporation or Merger Sub 2 under the DGCL and the DLLCA in connection with the Second Merger, and in each case, the Parties shall take all such further actions as may be required by Law to cause the First Merger and the Second Merger to be consummated, subject to the terms of this Agreement. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as shall be agreed to by the Company and Parent and specified in the First Certificate of Merger, which shall be as soon as is practicable after the Acceptance Time, or if the Secretary of State of the State of Delaware is not accepting filings at the Acceptance Time, as soon thereafter as such filings may be made (such date and time being hereinafter referred to as the “First Effective Time”). The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as shall be agreed to by the Company and Parent, and specified in the Second Certificate of Merger (such date and time being hereinafter referred to as the “Second Effective Time”). The First Effective Time shall, in all events, precede the Second Effective Time.

Section 1.4 Governing Documents.

(a) At the First Effective Time, the Constituent Documents of the Company, as in effect immediately prior to the First Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the First Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Second Effective Time, subject to Section 5.9, the certificate of formation and limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement, provided, that the name of the Surviving Company shall be “zulily, llc”.

Section 1.5 Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Baker Botts, L.L.P., 30 Rockefeller Plaza, New York, New York 10112, at 10:00 a.m. local time, as promptly as practicable following the Acceptance Time, and in any case no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The Parties shall take all necessary and appropriate actions to (i) cause the First Merger to become effective as soon as practicable following the Acceptance Time, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL, and (ii) cause the Second Merger to become effective as soon as practicable following the First Effective Time.

Section 1.6 Officers and Directors of the Surviving Entities.

(a) The officers of the Company immediately prior to the First Effective Time, from and after the First Effective Time, shall continue as the officers of the First Surviving Corporation.

(b) The parties hereto shall use their reasonable best efforts to take such actions so that the directors of the Purchaser immediately prior to the First Effective Time, from and after the First Effective Time, shall continue as the directors of the First Surviving Corporation.

(c) The officers of the First Surviving Corporation immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the officers of the Surviving Company, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(d) The manager of Merger Sub 2 immediately prior to the Second Effective Time shall be the manager of the Surviving Company as of the Second Effective Time.

Section 1.7 Tax Consequences. The Parties intend that, for U.S. federal income tax purposes, (a) the Offer and the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) this Agreement, including any amendments thereto, be, and is hereby adopted as, the “plan of reorganization” involving the Offer and the Mergers for purposes of Sections 354 and 361 of the Code.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Treatment of Capital Stock.

(a) Treatment of Purchaser Shares. At the First Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Purchaser (the “Purchaser Shares”) shall be automatically converted into and become one (1) fully paid and nonassessable share of Class A Common Stock of the First Surviving Corporation and shall constitute the only outstanding shares of capital stock of the First Surviving Corporation. From and after the First Effective Time, all certificates representing Purchaser Shares shall be deemed for all purposes to represent the number of shares of Class A Common Stock of the First Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Company Common Stock. Any outstanding or issued shares of Company Common Stock that is owned by Parent, the Merger Subs or the Company, immediately prior to the First Effective Time (collectively, the “Excluded Shares”), shall automatically be canceled and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Treatment of Company Common Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of the Parties or holders of any securities of the Company or of Purchaser, each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than Excluded Shares and Dissenting Shares) shall automatically be converted into (i) the right to receive cash in an amount, without interest, equal to the Cash Consideration, subject to adjustment in accordance with and pursuant to Section 2.1(d), and (ii) the right to receive 0.3098 (subject to adjustment as provided in Section 2.1(g), the “Initial Exchange Ratio” and as it may be further adjusted in accordance with and pursuant to Section 2.1(d), the “Adjusted Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent QVC Series A Stock (the “Stock Consideration”) (it being understood that if Purchaser or Parent changes the Offer pursuant to, and in compliance with, Section 1.1(c), then the Stock Consideration and Cash Consideration that holders of shares of Company Common Stock will be entitled to receive pursuant to this Section 2.1(c) by virtue of the First Merger as a result of such change shall be adjusted accordingly). As of the First Effective Time and upon the conversion thereof in accordance with this Section 2.1(c), all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a “Certificate”) or shares of Company Common Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect to such shares of Company Common Stock, except, in all cases, the right to receive the Transaction Consideration without any interest. The right of any holder of any share of Company Common Stock to receive the Cash Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(d) Appraisal Adjustment. Notwithstanding anything in this Agreement to the contrary, to preserve the qualification of the Offer and the Mergers, taken together, as a “reorganization” under the Code, if, as of the Acceptance Time, the Total Stock Consideration (as defined below), determined without regard to any shares of Parent QVC Series A Stock issued pursuant to clause (x), would be less than 43% of the Aggregate Consideration (as defined below), determined without regard to any shares of Parent QVC Series A Stock issued pursuant to clause (x), then (x) the Initial Exchange Ratio shall be increased by that number of shares (or fraction of a share) of Parent QVC Series A Stock such that, after such adjustment and the adjustment contemplated by clause (y), the Total Stock Consideration will be equal to 43% of the Aggregate Consideration, and (y) the Cash Consideration shall be correspondingly decreased by an amount equal to the increased number of shares (or fraction of a share) of Parent QVC Series A Stock determined in clause (x) multiplied by the Parent Share Signing Price; provided, however, that the Aggregate Consideration prior to the adjustments set forth in this sentence shall be equal to the Aggregate Consideration following the adjustments set forth in this sentence. For purposes of this Section 2.1(d), (i) “Total Stock Consideration” means the product of the Parent Share Signing Price multiplied by the aggregate number of shares of Parent QVC Series A Stock to be issued pursuant to the Offer and the First Merger in respect of shares of Company Common Stock (including for this purpose any fractional shares of Parent QVC Series A Stock without regard to Section 2.2(j), (ii) “Total Cash Consideration” means the aggregate cash consideration to be paid pursuant to the Offer and the First Merger in respect of shares of Company Common Stock, plus the Appraisal Cash Amount, and (iii) “Aggregate Consideration” means the sum of the Total Cash Consideration and the Total Stock Consideration.

(e) Effect of Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of the Parties or holders of any securities of the First Surviving Corporation or of Merger Sub 2, (i) each member interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a member interest of the Surviving Company and (ii) all shares of common stock of the First Surviving Corporation shall no longer be outstanding and shall automatically be canceled and shall cease to exist without any consideration being payable therefor.

(f) Company Stock Awards. The Company shall take all requisite action so that:

(i) Company Stock Options. At the First Effective Time, each option to acquire shares of Company Common Stock (a “Company Stock Option”) granted under the Company’s 2009 Equity Incentive Plan or the Company’s 2013 Equity Plan (the “Company Stock Plans”) that is outstanding immediately prior to the First Effective Time (after giving effect to any vesting that is contingent upon the completion of the Mergers) shall be converted into and become an option to purchase Parent QVC Series A Stock, and Parent shall assume such Company Stock Option converted as provided below in accordance with substantially the same terms as those of the applicable Company Stock Plan and the stock option notice and agreement by which such Company Stock Option is evidenced, as in effect as of the date of this Agreement (all such Company Stock Options are hereafter referred to as “Assumed Options”). All rights to purchase shares of Company Common Stock under Assumed Options shall thereupon be converted into rights to purchase Parent QVC Series A Stock as set forth herein. Accordingly, from and after the First Effective Time: (A) each Assumed Option may be exercised solely for shares of Parent QVC Series A Stock; (B) the number of shares of Parent QVC Series A Stock subject to each Assumed Option shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Assumed Option immediately prior to the First Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent QVC Series A Stock; (C) the per share exercise price for the shares of Parent QVC Series A Stock issuable upon exercise of each Assumed Option shall be determined by dividing the per share exercise price of share of Company Common Stock subject to such Assumed Option, as in effect immediately prior to the First Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) any restrictions on the exercise of any Assumed Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Assumed Option shall otherwise remain unchanged as a result of the assumption of such Assumed Option; provided, however, that: (1) each Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent QVC Series A Stock subsequent to the First Effective Time; (2) the compensation committee of the Parent Board shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Assumed Option; and (3) each Assumed Option shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan. For the purpose of this Section 2.1(f), the “Conversion Ratio” means an amount equal to (aa) the Initial Exchange Ratio (or, if adjusted (x) pursuant to, and in compliance with, Section 1.1(c), the Initial Exchange Ratio, as so adjusted, or (y) pursuant to Section 2.1(d) (including at any time following an adjustment pursuant to Section 1.1(c)), the Adjusted Exchange Ratio) plus (bb) a fraction having a numerator equal to the Cash Consideration payable in respect of a share of Company Common Stock pursuant to Section 2.1(c) and having a denominator equal to the volume weighted average closing sale price of one (1) share of Parent QVC Series A Stock as reported on the Nasdaq over the ten (10) consecutive trading day period ending on and including the second (2nd) trading day prior to the First Effective Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events). The Parties hereto acknowledge that the assumption of the Company Stock Options pursuant to this Section 2.1(f)(i) is intended to comply with the requirements of Treasury Regulations section 1.409A-1(b)(5)(v)(D) for not treating such Assumed Option as the grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code and the Treasury Regulations thereunder.

(ii) Restricted Stock Units. At the First Effective Time, each restricted stock unit granted under the Company Stock Plans (a “Company RSU”) that is outstanding and unvested immediately prior to the First Effective Time (after giving effect to any vesting that is contingent upon the completion of the Mergers) shall be converted into and become a right to receive a restricted stock unit with respect to Parent QVC Series A Stock, and Parent shall assume such Company RSU award converted as provided below in accordance with substantially the same terms as those of the applicable Company RSU award and the agreement by which such Company RSU award is evidenced, as in effect as of the date of this Agreement (all outstanding Company RSUs that are assumed pursuant to this Section 2.1(f)(ii) are hereafter referred to as

“Assumed RSUs”). All rights to receive shares of Company Common Stock under Assumed RSUs shall thereupon be converted into rights to receive restricted stock units with respect to Parent QVC Series A Stock. Accordingly, from and after the First Effective Time: (A) each Assumed RSU award may be settled solely in shares of Parent QVC Series A Stock; (B) the number of shares of Parent QVC Series A Stock subject to each Assumed RSU award shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Assumed RSU award immediately prior to the First Effective Time by the Conversion Ratio (as defined in Section 2.1(f)(i)), and rounding the resulting number down to the nearest whole number of shares of Parent QVC Series A Stock; and (C) any performance and employment conditions and restrictions on the receipt of any Assumed RSUs shall continue in full force and effect and the term, vesting schedule and other provisions of such Assumed RSUs shall otherwise remain unchanged as a result of the assumption of such Assumed RSUs; provided, however, that: (1) each Assumed RSU award shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent QVC Series A Stock subsequent to the First Effective Time; (2) the compensation committee of the Parent Board shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Assumed RSU award; and (3) each Assumed RSU award shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan.

(g) Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (i) the First Effective Time or (ii) any termination of this Agreement in accordance with Article VII, the outstanding shares of Parent QVC Series A Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Initial Exchange Ratio (or, if adjusted (x) pursuant to, and in compliance with, Section 1.1(c), the Initial Exchange Ratio, as so adjusted, or (y) pursuant to Section 2.1(d) (including at any time following an adjustment pursuant to Section 1.1(c)) the Adjusted Exchange Ratio) and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Common Stock (including Company Stock Options exercisable for Company Common Stock and Company RSUs) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(h) Prior to the First Effective Time, the Company shall take all necessary action to (i) determine that none of the Company Stock Options or Company RSUs that, in each case, is outstanding and unvested immediately prior to the First Effective Time, will accelerate and become vested in connection with the Offer or the Mergers and (ii) effect the adjustment, assumption or, if applicable, cancellation of the Company Stock Options or Company RSUs under this Section 2.1. Parent shall reserve for future issuance a number of shares of Parent QVC Series A Stock at least equal to the number of shares of Parent QVC Series A Stock that will be subject to Assumed Options and Assumed RSUs as a result of the actions contemplated by this

Section 2.1. As soon as practicable after the First Effective Time (but in no event later than ten (10) Business Days following the First Effective Time), Parent shall cause to be filed with the SEC a registration statement on Form S-8 (or any successor form or other applicable form if a Form S-8 is for any reason unavailable for use by Parent at such time), relating to the shares of Parent QVC Series A Stock issuable with respect to such Assumed Options and Assumed RSUs eligible for registration on Form S-8.

Section 2.2 Disposition of Certificates and Book-Entry Shares.

(a) Exchange Agent. Prior to the First Effective Time, Parent and the Company shall mutually agree on a bank or trust company to act as Exchange Agent (the “Exchange Agent”) in connection with the First Merger for the payment of the Cash Consideration and exchange of shares of Company Common Stock for shares of Parent QVC Series A Stock. The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Certificates and Book Entry Shares and shall obtain no rights or interests in the shares represented thereby. Parent will enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) on terms reasonably acceptable to Parent and the Company prior to the First Effective Time and Parent shall pay all costs, fees and expenses incurred in connection with the retention and engagement of the Exchange Agent. Prior to or concurrently with the First Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Exchange Agent for payment in accordance with Section 2.1 and in exchange for outstanding shares of Company Common Stock (i) the aggregate Cash Consideration in immediately available funds payable pursuant to Section 2.1, (ii) shares of Parent QVC Series A Stock issuable pursuant to Section 2.1 and (iii) cash in immediately available funds in an amount sufficient to make all requisite payments of cash in lieu of fractional shares payable pursuant to Section 2.2(j). Parent shall deposit with the Exchange Agent for payment in accordance with Section 2.1 any dividends or other distributions which holders of shares of Company Common Stock may be entitled pursuant to Section 2.2(k) immediately following any such dividend or other distribution. All shares of Parent QVC Series A Stock and cash deposited with the Exchange Agent pursuant hereto shall hereinafter be referred to as the “Exchange Fund.” Parent shall cause the Exchange Agent to make payments of the Cash Consideration, and exchange shares of Company Common Stock for shares of Parent QVC Series A Stock, out of the Exchange Fund in accordance with this Agreement and the Exchange Agent Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Stock Transfer Books. At the First Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the First Effective Time, the holders of Certificates and Book-Entry Shares representing ownership of shares of Company Common Stock outstanding immediately prior to the First Effective Time shall cease to have rights with respect to such shares of Company Common Stock except as otherwise provided for herein. From and after the First Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent, Parent or the Surviving Company for any reason (other than Certificates or Book-Entry Shares representing Excluded Shares and Dissenting Shares) shall be canceled and exchanged as provided in this ARTICLE II.

(c) Exchange Procedures. Promptly after the First Effective Time, Parent shall, and shall cause the Surviving Company to, cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates or Book-Entry Shares that immediately prior to the First Effective Time represented outstanding shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) (A) a letter of transmittal in customary form prepared by Parent and reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass to the Exchange Agent, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify and as may be reasonably acceptable to the Company) and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares to which the holder thereof is entitled. Upon surrender of any Certificate (or affidavits of loss in lieu thereof) or Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (1) the number of whole shares of Parent QVC Series A Stock (after taking into account all Certificates surrendered, and Book-Entry Shares held, by such holder of record) to which such holder is entitled pursuant to Section 2.1 in book entry form, (2) the Cash Consideration such holder is entitled to receive pursuant to Section 2.1, (3) the cash payable in lieu of fractional shares of Parent QVC Series A Stock such holder is entitled to receive pursuant to Section 2.2(j), and (4) any dividends or distributions to which such holder is entitled pursuant to Section 2.2(k), and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable pursuant to this Section 2.2.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed for twelve (12) months after the First Effective Time shall be delivered to Parent, and any holders of shares of Company Common Stock prior to the First Effective Time who have not theretofore complied with this ARTICLE II and the instructions in the letter of transmittal mailed to such holder pursuant to Section 2.2(c) shall thereafter look only to Parent and only as general creditors thereof for payment of the Transaction Consideration issuable and payable in respect thereto pursuant to Section 2.1 and issuance and payment of any dividends or other distributions payable or issuable in respect thereof pursuant to Section 2.2(k) (subject to abandoned property, escheat or similar Laws), and Parent or the Surviving Company (as applicable) shall be responsible for the payment of such amounts.

(e) No Liability. None of Parent, the Merger Subs, the Surviving Company, the Company or the Exchange Agent, or any employee, officer, director, agent, representative or Affiliate thereof, shall be liable to any Person in respect of the Transaction Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Company or Parent. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Common Stock. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Cash Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable and customary amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Transaction Consideration payable in respect thereof, pursuant to this Agreement.

(h) Withholding Rights. Parent, the Company, the Merger Subs, the First Surviving Corporation, the Surviving Company and/or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(i) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the First Effective Time (other than Excluded Shares) and held by a holder who is entitled to demand and properly demands appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Transaction Consideration. Such holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall effectively waive, withdraw or lose the right to appraisal under the Appraisal Rights, then the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted as of the First Effective Time into the right to receive, and to have become exchangeable solely for, the Transaction Consideration, without interest and reduced by the amount of any withholding that is required under applicable Tax Law. The Company shall promptly deliver to Parent notice of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not without the prior written consent of Parent make any payment with respect to, or offer to make any such payment or settle or offer to settle, any such demands.

(j) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of Parent QVC Series A Stock shall be issued upon the conversion of shares of Company Common Stock pursuant to Section 2.1, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent QVC Series A Stock. For purposes of this Section 2.2(j), all fractional shares to which a single record holder would be entitled shall be aggregated and calculated to three (3) decimal places. In lieu of any such fractional shares, each holder of shares of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest and subject to any withholding of Taxes required by applicable Law, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent QVC Series A Stock to which such holder is entitled under Section 2.1(c) (or would be entitled but for this Section 2.2(j)) and (B) the volume weighted average closing sale price of one (1) share of Parent QVC Series A Stock as reported on the Nasdaq over the ten (10) consecutive trading day period ending on and including the second (2nd) trading day prior to the Acceptance Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events). As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional share interests in Parent QVC Series A Stock, the Exchange Agent shall pay such amounts, without interest, to the holders of shares of Company Common Stock entitled to receive such cash.

(ii) The amount of cash each holder of Company Common Stock is entitled to receive pursuant to the terms and conditions of this Agreement, for the shares of Company Common Stock held by such holder, shall be rounded to the nearest cent.

(k) No Dividends. No dividends or other distributions with respect to Parent QVC Series A Stock with a record date after the First Effective Time shall be paid to the holder of any shares of Company Common Stock with respect to the shares of Parent QVC Series A Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(j), and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this ARTICLE II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to such holder, without interest and subject to any withholding of Taxes required by applicable Law, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent QVC Series A Stock to which such holder is entitled pursuant to Section 2.2(j) and the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such whole shares of Parent QVC Series A Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent QVC Series A Stock.

Section 2.3 Further Assurances. If, at any time (x) after the First Effective Time, the First Surviving Corporation or (y) after the Second Effective Time, the Surviving Company, shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the First Surviving Corporation or the Surviving Company, as applicable, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Mergers or otherwise to carry out this Agreement, then the sole member, officers and directors, as applicable, of the First Surviving Corporation or the Surviving Company, as applicable, shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the First Surviving Corporation or the Surviving Company, as applicable, or otherwise to carry out this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) otherwise disclosed in a letter (the “Company Disclosure Letter”) delivered to Parent by the Company prior to the execution of this Agreement (which Company Disclosure Letter shall in each case specifically identify by reference to sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement, with the understanding, however, that any disclosure in the Company Disclosure Letter with respect to any particular representation, warranty or covenant shall also qualify other representations, warranties and covenants if it is reasonably apparent on the face of such disclosure that such information is relevant to such representation, warranty or covenant) or (b) disclosed in the Company SEC Documents (excluding exhibits and other information incorporated therein) filed with, or furnished to, the SEC and publicly available on the SEC’s EDGAR website not less than four (4) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in the “Risk Factors” section thereof, any disclosure of risks contained in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature); provided, however, that any such disclosures in such Company SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty; provided, further, that the disclosures in the Company SEC Documents shall not be deemed to qualify any representations or warranties made in Section 3.3, 3.22 or 3.25, the Company represents and warrants to Parent and each Merger Sub as follows:

Section 3.1 Organization and Corporate Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or, where relevant, licensed or to be in good standing, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent correct and complete copies of its Constituent Documents, as in effect on the date of this Agreement. The Company is not in violation of any of its Constituent Documents.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth, as of the date hereof, a correct and complete list of (i) each Subsidiary of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”) and (ii) each Company Subsidiary’s jurisdiction of incorporation or organization. Each Company Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and in good standing, if applicable, under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other entity power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so duly incorporated, duly organized, validly existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing, if applicable, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent correct and complete copies of the Constituent Documents of each Company Subsidiary, as in effect on the date of this Agreement. No Company Subsidiary is a “significant subsidiary” (as such term is defined in Section 1-02 of Regulation S-X of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Class A Common Stock, 275,000,000 shares of Class B Common Stock and 2,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock,” and together with Company Common Stock, the “Company Capital Stock”).

(b) As of the close of business on August 14, 2015, there were (i) 69,965,735 shares of Class A Common Stock issued and 67,702,546 shares of Class A Common Stock outstanding; (ii) 56,268,788 shares of Class B Common Stock issued and outstanding; (iii) no shares of Company Preferred Stock issued and outstanding; (iv) 2,263,189 shares of Class A Common Stock and no shares of Class B Common Stock owned by the Company as treasury stock; (v) 20,208,841 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plans, including (A) no shares of Class A Common Stock and no shares of Class B Common Stock reserved for issuance under the Company’s 2009 Equity Incentive Plan and (B) 20,208,841 shares of Class A Common Stock and no shares of Class B Common Stock reserved for issuance under the Company’s 2013 Incentive Plan; and (vi) 66,319,827 shares of Class A Common Stock reserved for issuance upon conversion of the Class B Common Stock.

As of the date hereof, (1) 1,808,423 shares of Class A Common Stock and 10,051,039 shares of Class B Common Stock are subject to issuance pursuant to the exercise of Company Stock Options outstanding under the Company Stock Plans and (2) there are 2,721,580 shares of Class A Common Stock and no shares of Class B Common Stock subject to outstanding Company RSUs, which are not reflected in the number of shares of Company Common Stock under Sections 3.2(b)(i), 3.2(b)(ii) and 3.2(b)(v). As of the close of business on August 14, 2015, except as set forth above, no other Securities of the Company are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been, and any shares of Company Common Stock issued upon the exercise of Company Stock Options will be, duly authorized and validly issued and are (or will be, in the case of Company Stock Options) fully paid, nonassessable and free of preemptive rights.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each grant of Company Stock Options was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof). Since November 20, 2013, each Company Stock Option had, on the date of grant, an exercise price of no less than the fair market value (as determined in accordance with the Company Stock Plans) of the shares of Company Common Stock subject to such Company Stock Option.

(d) Except as set forth above, as of the First Effective Time, there will not be any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional Securities of the Company or of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company to make any payment based on or resulting from the value or price of the Company Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity Securities of the Company in connection with (i) the payment of the exercise price of Company Stock Options (including in connection with “net” exercises), (ii) required Tax withholding in connection with the exercise of Company Stock Options and (iii) forfeitures of Company Stock Options, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any Securities of any Company Subsidiary, other than pursuant to the Company Benefit Plans.

(e) There are no bonds, debentures, notes or other Indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or of which the Company has Knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any Securities of the Company or any Company Subsidiary.

(f) The Company is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each Company Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities). All of such Securities so owned by the Company have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the Securities of the Company Subsidiaries and investments in marketable securities and cash equivalents, the Company does not own, directly or indirectly, any Securities or other ownership interests in any Person.

Section 3.3 Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the First Merger, the satisfaction of the conditions of Section 251(h) of the DGCL, to consummate the Transactions contemplated hereby, including the Offer and the Mergers. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transactions contemplated hereby, including the Offer and the Mergers, subject to, in the case of the consummation of the First Merger, the satisfaction of the conditions of Section 251(h) of the DGCL, and the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and each of the Merger Subs, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held, at which a quorum was present, has unanimously (with the exception of one director, who recused himself from the vote) approved and declared advisable and in the best interests of the Company and its stockholders this Agreement and the other transactions contemplated herein, including the Offer, the Mergers and the Tender and Support Agreement (the “Company Determination”) and resolved to recommend that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser in the Offer, which resolutions have not been rescinded, modified or withdrawn in any way except, if applicable, to the extent permitted by Section 5.3. Assuming the Minimum Tender Condition has been satisfied, no vote of holders of shares of Company Common Stock shall be required to adopt this Agreement or approve the Transactions contemplated hereby.

(c) The Company Board has taken all action necessary to render the restrictions on “business combinations” set forth in Section 203 of the DGCL and Section 23B.19.04 of the Revised Code of Washington and, to the Knowledge of the Company, any other Takeover Laws (as defined below) that otherwise might apply to this Agreement and the Transactions contemplated herein (including the Offer, the Mergers and the Tender and Support Agreement) inapplicable to this Agreement and such Transactions (including the Offer, the Mergers and the Tender and Support Agreement).

(d) No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) apply or, at the First Effective Time, will apply to this Agreement, the Offer, the Mergers or the other transactions contemplated hereby and thereby.

(e) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company’s Constituent Documents to adopt, approve or authorize this Agreement and consummate the First Merger.

(f) The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

Section 3.4 Consents and Approvals; No Conflicts.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions contemplated hereby do not and will not require any consent, approval, waiver, license, permit, franchise, authorization or Order (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”), other than (i) the filing with the Securities and Exchange Commission (the “SEC”) of the SEC Transaction Documents, (ii) the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings, permits, authorizations, consents, notice to and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the Securities Act of 1933, as amended (the “Securities Act”), (C) the rules and regulations of the Nasdaq and (D) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (iv) such other Consents of, or Filings with, any Governmental Entity the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Transactions contemplated by this Agreement or otherwise prevent the Company from performing its obligations under this Agreement in any material respect.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Constituent Documents of the Company or any Company Subsidiary, or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) are duly obtained, (x) violate any (1) Law or (2) Order, in either case, applicable to the Company or any Company Subsidiary or any of their respective properties or assets, (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any Company Material Contract, except, in the case of the foregoing clauses (x)(1) and (y), for such violations, conflicts, loss of benefits, defaults, rights of termination or cancellation, acceleration or creation of Liens as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since November 20, 2013 (such documents, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis, the “Company SEC Documents”). No Company Subsidiary is, or has at any time since November 20, 2013 been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any form, report, statement, schedule, certificate or other document with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system.

(b) As of its respective date, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”), in each case to the extent applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and no Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading).

(c) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) and all related reports issued by the Company’s accountants with respect thereto (the “Company SEC Financial Statements”), have been derived from the accounting books and records of the Company and the Company Subsidiaries, as applicable, and (i) as of their respective dates of filing with the SEC complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted by Form 10-Q and Regulation S-X of the SEC) and (iii) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, as applicable, as at the respective dates thereof, and the consolidated results of their operations, and, where included, their consolidated stockholders’ equity and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments (which are not material in significance or amount) and the absence of notes). No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. Except as required by GAAP and disclosed in the Company SEC Documents, between November 20, 2013 and the date of this Agreement, the Company has not made or adopted any material change in its accounting methods, practices or policies. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(d) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

(e) There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and none of the Company SEC Documents (other than confidential treatment requests) is, to the Knowledge of the Company, the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since November 20, 2013.

(f) Since November 20, 2013, the Company has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Company management’s most recently completed evaluation of the Company’s internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since November 20, 2013, to the Knowledge of the Company, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and to the Knowledge of the Company, no auditor, accountant, employee or representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any Company Subsidiary has engaged in improper accounting practices. Since November 20, 2013, to the Knowledge of the Company, no attorney representing the Company or any Company Subsidiary has reported to the Company Board or any committee thereof or to any current director or executive officer of the Company evidence of a material violation of United States or other securities Laws or breach of fiduciary duty by the Company or any of its executive officers or directors.

(g) The Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) of the type required to be set forth in the “liabilities” column of a balance sheet prepared in accordance with GAAP or in the notes thereto, except (i) those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) as reflected or reserved against in the most recent balance sheet included in the Company SEC Financial Statements or the notes thereto, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company SEC Financial Statements and (iv) for liabilities and obligations arising out of or in connection with this Agreement, the Offer or the Mergers. Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company SEC Financial Statements or other Company SEC Documents.

Section 3.6 Absence of Certain Changes or Events. Since June 28, 2015 through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any Company Material Adverse Effect or any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Information Supplied. The information supplied or to be supplied by or on behalf of the Company or any of the Company Subsidiaries for inclusion or incorporation by reference in any of the Offer Documents and the Schedule 14D-9 (or any amendment or supplement thereto) (the Offer Documents and the Schedule 14D-9 are collectively referred to herein as the “SEC Transaction Documents”), will comply as to form in all material respects with the requirements of applicable Law, and will not, on the date the SEC Transaction Documents (or any amendment or supplement thereto) are first mailed to the stockholders of the Company, or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective or is mailed to the holders of shares of Company Common Stock, or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Parent for inclusion therein. The Schedule 14D-9 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.8 Legal Proceedings. As of the date hereof, there are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Compliance with Laws.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2013 (i) the Company and the Company Subsidiaries have complied and are in compliance with all Laws and Orders applicable to the Company, any Company Subsidiary or any assets owned or used by any of them, (ii) neither the Company nor any Company Subsidiary has received any notice from a Governmental Entity alleging that the Company or a Company Subsidiary is not in compliance with any Law or Order and (iii) to the Company’s Knowledge, no Governmental Entity has otherwise identified any instance in which the Company or a Company Subsidiary is or may be in violation of applicable Law or Order.

(b) Since January 1, 2013, (i) the Company, the Company Subsidiaries and, to the Knowledge of the Company, their respective directors, officers and employees (when acting as such) have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd et seq.), the United Kingdom Bribery Act 2010 (to the extent applicable), and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”), and applicable Laws governing imports, exports, economic sanctions, embargoes, money laundering or compliance with unsanctioned foreign boycotts, and (ii) neither the Company, any Company Subsidiary nor, to the Knowledge

of the Company, any of the Company’s directors, officers, employees, agents, independent contractors or other representatives acting on the Company’s behalf have directly or indirectly, in each case, in violation of the applicable Fraud and Bribery Laws: (A) used any corporate funds belonging to the Company or any Company Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees for the unlawful rebating of fees, or (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent.

(c) Since January 1, 2013, neither the Company nor any Company Subsidiaries has received from any Governmental Entity any written notice of or been charged by any Governmental Entity with the violation (by the Company or any Company Subsidiary) of any Laws governing advertising, endorsements, rebates and consumer protection.

Section 3.10 Permits. The Company and each of the Company Subsidiaries have all required governmental licenses, permits, certificates, approvals, billing and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The operation of the business of the Company and the Company Subsidiaries as currently conducted is not, and has not been since January 1, 2014, in violation of, nor is the Company or any of the Company Subsidiaries in default or violation under, any Permit, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute a default or violation of any terms, condition or provision of any Permit, except where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or adverse modification of any Permit, except where such revocation, cancellation or adverse modification, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2014, neither the Company nor any Company Subsidiaries have received or been subject to any written notice or, to the Knowledge of the Company, any charge, claim or assertion, in each case alleging any violations of Permits, nor to the Knowledge of the Company, has any such notice, charge, claim or assertion been threatened, except where the receipt of such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Employee Benefit Matters.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Benefit Plan.

(b) The Company has made available to Parent: (i) copies of all material documents setting forth the terms of each Company Benefit Plan, including all amendments thereto and all related trust documents; (ii) the most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Benefit Plan; (iii) the most recent actuarial reports (if applicable) for all Company Benefit Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Company Benefit Plan; (v) all material written contracts, instruments or agreements relating to each Company Benefit Plan, including administrative service agreements and group insurance contracts; (vi) the most recent determination letter from the Internal Revenue Service (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code (each a “Qualified Plan”); and (vii) all filings under the Internal Revenue Service Employee Plans Compliance Resolution System program or the Department of Labor’s Delinquent Filer Voluntary Compliance Program or Voluntary Fiduciary Correction Program (if any).

(c) Neither the Company nor any ERISA Affiliates contribute to or have any obligation to contribute to, or had any such obligation during the past six-year period preceding the Closing Date, and no Company Benefit Plan is (i) a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) is a multiemployer plan within the meaning of Section 3(37) of ERISA or (iii) a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.

(d) Each Qualified Plan has received from the Internal Revenue Service a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) as to its qualification under Section 401(a) of the Code, and to the Knowledge of the Sellers and the Company, no event of condition exists, whether by action or by failure to act, that would reasonably be expected to adversely affect the qualified status of any such Qualified Plan. Each Company Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Benefit Plan. There are no pending or, to the Knowledge of the Company, threatened Proceedings against any Company Benefit Plan, any fiduciary thereof, the Company or any Company Subsidiary other than routine claims for benefits. With respect to each Company Benefit Plan, all contributions, reimbursements and premium payments that are due have been made, and all contributions, reimbursements and premium payments for any period ending on or before the Closing that are not yet due have been made or properly accrued. With respect to each of the Company Benefit Plans which are subject to ERISA no “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or of any Company Subsidiary to any material Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA has occurred or is reasonably expected to occur.

(e) With respect to each Company Benefit Plan which is a group health plan, the Company and its ERISA Affiliates have complied with the health care continuation provisions of Section 4980B of the Code and corresponding provisions of ERISA, the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder and the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”), and neither the Company nor any of its ERISA Affiliates have incurred any liability under Section 4980 of the Code or the excise tax or penalty provisions of PPACA. Except with respect to coverage through the end of the month of termination of employment and to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA, no Company Benefit Plan provides retiree medical or retiree life insurance benefits to any Person, and the Company is not contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.

(f) Neither the Company nor any ERISA Affiliate has any liability, including any direct or indirect contingent liability, in connection with any Company Benefit Plan that has been terminated prior to the date of Closing that could subject Parent to any material liability. Each Company Benefit Plan may at any time be unilaterally amended or terminated in its entirety, in accordance with the terms thereof, without liability except as to benefits accrued thereunder prior to such amendment or termination.

(g) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, whether alone or in combination with any other event (i) result in the accelerated vesting or payment of, or any increase in, or in the funding (through a grantor trust or otherwise) of, any compensation or benefits to any present or former employee, officer, consultant, independent contractor or director of the Company or any of the Company Subsidiaries; (ii) result in the entitlement of any present or former employee, officer, consultant, independent contractor or director of the Company or any of the Company Subsidiaries to severance or termination pay or benefits; or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; or (iv) result in any payment under any of the Company Benefit Plans or any other arrangement that would not be deductible under Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(h) No current or former director, officer, employee, independent contractor or consultant of the Company or any Company Subsidiary is entitled to receive or will receive any gross-up or additional payment by reason of the “additional tax” or “excise tax” required by Section 409A or 4999 of the Code being imposed on such Person. Since January 1, 2005, each Company Benefit Plan that is a nonqualified deferred compensation plan or arrangement has been maintained in good faith operational compliance and, for all periods after December 31, 2008, in documentary compliance with Section 409A of the Code.

(i) All Company Stock Options were duly authorized by the Company Board or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms. No Company Stock Options were retroactively granted, and no exercise price of any Company Stock Option was determined or reduced retroactively. Any Company Stock Options that were designated as incentive stock options within the meaning of Section 422 of the Code met all requirements for such designation, and the Company complied with all reporting and withholding requirements with respect to the exercise of Company Stock Options. The exercise price of all Company Stock Options was at least equal to the fair market value of the Company Common Stock on the date such Company Stock Options were granted based on Treasury Regulation Section 1.409A-1(b)(5)(iv) and applicable guidance and was not reduced and (i) the Company has not incurred and (ii) the Company did not incur, nor will Parent incur, directly or indirectly any liability under Section 409A of the Code or related reporting requirements in connection with the vesting of any Company Stock Options. Prior to the First Effective Time, the Company will have taken all necessary action to (i) effect the adjustment, assumption or, if applicable, cancellation of, and determinations with respect to, the Company Stock Options or Company RSUs pursuant to Section 2.1 and (ii) comply with the provisions of Section 5.6 hereof.

(j) Section 3.11(j) of the Company Disclosure Letter sets forth a true, correct and complete list of each Non-US Plan. Each Non-US Plan (i) has been established, maintained and administered in material compliance with its terms and applicable Laws, (ii) is either fully funded or a fully insured plan, and (iii) has been funded with timely contributions in all material respects as required by applicable Law and all liabilities thereunder have been properly accrued. There are no Proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened or anticipated, with respect to any Non-US Plan.

Section 3.12 Employee and Labor Matters.

(a) (i) Neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement, agreement with any works council, or labor contract; (ii) no labor union, labor organization, works council, or group of employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification; (iii) to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority involving the Company or any Company Subsidiary; (iv) neither the Company nor any Company Subsidiary has engaged in any material unfair labor practice with respect to any individuals employed by or otherwise performing services for the Company or any of the Company Subsidiaries (“Company Business Personnel”); (v) there is no material unfair labor practice charge, material grievance or other material labor-related or employment-related administrative, arbitral or judicial complaint, action or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries by the National Labor Relations Board, any arbitration body or any other Governmental Entity (which for the purpose of this representation shall include arbitration proceedings) with respect to the Company Business Personnel; (vi) to the Knowledge of the Company, there are no labor union organizing activities with respect to any Company Business Personnel; and (vii) there is no labor strike, lockout, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary and no such strike, lockout, slowdown or stoppage has occurred in the past five (5) years.

(b) The Company and the Company Subsidiaries are and, since January 1, 2013 have been, in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, classification under wage laws, child labor, immigration and work authorization, employment discrimination and retaliation, disability rights or benefits, equal opportunity, whistleblowing and whistleblower protection, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and unemployment insurance, except for noncompliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has properly classified all individuals providing services to the Company or on the Company’s behalf pursuant to applicable wage and hour and tax laws, including but not limited to employees, independent contractors, consultants, agents, staff augmentation, and contingent workers, except for any failure to properly classify which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company has not (i) effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar Law (collectively, the “WARN Act”)) affecting any facility owned or operated by the Company or any Company Subsidiary or any operating units within any such facility, (ii) effectuated a “mass layoff” (as defined in the WARN Act) affecting any such facility, or (iii) violated the WARN Act.

Section 3.13 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) Since January 1, 2013, (i) the Company and each Company Subsidiary has been in compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession of all Permits and other governmental authorizations under all Environmental Laws (“Environmental Permits”) to operate as currently operated, and compliance with the terms and conditions thereof, (ii) neither the Company nor any of the Company Subsidiaries has received any written communication alleging that the Company or any Company Subsidiary is not in such compliance and (iii) there is no reasonable basis for the revocation, adverse modification, or non-renewal of any Environmental Permits held by the Company or any Company Subsidiary, or for the denial of any pending application for, or modification of the proposed terms of, any Environmental Permit necessary for the Company or any Company Subsidiary to operate as currently planned.

(b) There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiaries, or to the Knowledge of the Company against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law.

(c) To the Knowledge of the Company, there are no past or present actions, activities, circumstances, facts, conditions, events or incidents, including the presence, Release or threatened Release of any Material of Environmental Concern, that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiaries, or against any Person whose liability for such Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law.

Section 3.14 Properties. Neither the Company nor any Company Subsidiary owns any real property. Section 3.14 of the Company Disclosure Letter sets forth a correct and complete list of all leases, subleases, licenses, use or occupancy or similar agreements that cover real property (as amended or modified from time to time, the “Real Property Leases”) and under which the Company or any Company Subsidiary is a party as tenant, subtenant or in a similar capacity, and sets forth the street address of the real property that is the subject of any Real Property Lease (the “Leased Real Property”). The Company has previously made available to Parent correct and complete copies of each Real Property Lease. Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of the Company Subsidiaries has a valid leasehold or sublease interest in the Leased Real Property free and clear of all Liens except for Permitted Liens, (ii) each Real Property Lease is valid, in full force and effect and enforceable against the Company or Company Subsidiary that is party thereto, (iii) the Company and the Company Subsidiaries are not in default (and there is no event or condition that after notice or lapse of time or both would constitute a default by the Company or any Company Subsidiary) under any Real Property Lease and, to the Knowledge of the Company, there is no default (or event or condition that after notice or lapse of time or both would constitute a default) by any other party thereto under any Real Property Lease, (iv) no Person leases, subleases, licenses or otherwise has a right to use or occupy any of the Leased Real Property other than the Company or any Company Subsidiary and (v) all improvements located on the Leased Real Property are in sufficiently good condition and repair (ordinary wear and tear excepted) to allow the business of the Company and the Company Subsidiaries to be operated in the ordinary course as currently operated and as presently proposed to be operated. Neither the Company nor any Company Subsidiary is a party to any agreement for the sale of any real property.

Section 3.15 Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any Company Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and the Company Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

Section 3.16 Tax Returns and Tax Payments.

(a) Except as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i) All Tax Returns required to be filed with any Taxing Authority by or on behalf of the Company and each of the Company Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws. All such Tax Returns are accurate and complete in all respects and have been prepared in substantial compliance with all applicable Laws. All Taxes due and payable by the Company and each of the Company Subsidiaries (whether or not shown on any Tax Return) have been timely paid except for Taxes for which adequate reserves have been established in accordance with GAAP on the Company SEC Financial Statements. No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens, other than Permitted Liens, on any of the assets or properties of the Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) The Company and the Company Subsidiaries have complied with all applicable Laws relating to the payment and withholding of any Taxes and have, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(iii) No written claim has been received, and no audit, action, suit or proceeding is in progress, against or with respect to the Company or any of the Company Subsidiaries in respect of any Tax; and all deficiencies, assessments or proposed adjustments asserted against the Company or any of the Company Subsidiaries by any Taxing Authority have been paid or fully and finally settled.

(iv) No waiver or extension of any statute of limitations in respect of any Taxes or any extension of time with respect to any Tax assessment or deficiency is in effect for the Company or any of the Company Subsidiaries.

(v) Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing, (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any prepaid amount received on or prior to the Closing Date, (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), or (vi) Section 108(i) of the Code.

(vi) Neither the Company nor any of the Company Subsidiaries (A) is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than an affiliated group the common parent of which is the Company, (B) is or has been a member of any affiliated, combined, consolidated, unitary, or similar group for state, local or non-U.S. Tax purposes, other than a group the common parent of which is the Company or any Company Subsidiary, (C) is a party to, or has any liability under, any Tax Sharing Agreement, or (D) has any liability for the Taxes of any Person (other than any of the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as a transferee or successor.

(b) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (or is a successor to a “distributing corporation” or a “controlled corporation”) in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Sections 355 or 361(c) of the Code within the last two (2) years.

(c) Neither the Company nor any of the Company Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local or non-U.S. Tax Law.

(d) Neither the Company nor any of the Company Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to cause the Offer and the Mergers, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(e) Neither the Company nor any of the Company Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Taxing Authority.

(f) The Company is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(g) The Company and the Company Subsidiaries have complied with all unclaimed property or escheat Laws with respect to unclaimed or abandoned property and do not hold property required to have been remitted or escheated to a Governmental Entity, except, in each case, for such noncompliance as would not be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.17 Company Material Contracts.

(a) All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner.

(b) Each of the Company Material Contracts are valid, binding and in full force and effect and are enforceable by the Company or the applicable Company Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought and except for such failures to be valid, binding and in full force and effect or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material

Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Company Material Adverse Effect, the Company, or the applicable Company Subsidiary, has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder. Since January 1, 2013, neither the Company nor any of the Company Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any material term or material requirement of any Company Material Contract. Neither the Company nor any of the Company Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Company Material Contract.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a correct and complete (in all material respects) list of all Intellectual Property currently registered or subject to a pending application for registration in the name of the Company or any of the Company Subsidiaries. The Company or a Company Subsidiary is the sole and exclusive owner of all such Intellectual Property.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect: (A) the Company and the Company Subsidiaries own, license or otherwise have the valid right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens other than Permitted Liens; (B) no Proceedings or Orders are pending or, to the Knowledge of the Company, have been threatened in writing (including cease and desist letters or requests for a patent license) since January 1, 2014, against the Company or any Company Subsidiary with regard to any infringement, misappropriation, or other violation of any Intellectual Property of any other Person by the Company or the Company Subsidiaries; (C) the operation of the Company’s and the Company Subsidiaries’ businesses as currently conducted and as conducted since January 1, 2014 does not infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person and, to the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating the Intellectual Property owned by or exclusively licensed to the Company or any of the Company Subsidiaries; (D) (i) all registrations and applications for Company Material Intellectual Property owned by the Company or any of the Company Subsidiaries are to the Knowledge of the Company subsisting and unexpired and (ii) all patents, registered trademarks, and copyright registrations that have issued and are included in the Company Material Intellectual Property owned by the Company or any of the Company Subsidiaries are, to the Knowledge of the Company, valid and enforceable; (E) the Company and the Company Subsidiaries have taken and continue to take commercially reasonable actions to protect the confidentiality of Trade Secrets included in the Company Material Intellectual Property owned by the Company or any Company Subsidiaries, and to the Knowledge of the Company, there has not been since January 1, 2014 any disclosure of any such Trade Secrets in a manner that has resulted or is reasonably likely to result in the loss of trade secret protection for such Trade Secrets; and (F) the Company and the Company Subsidiaries have taken and continue to take commercially reasonable actions to maintain and protect the integrity, security and operation of their software and systems (and all information transmitted thereby or stored therein).

Section 3.19 IT Systems and Data Security.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, either the Company or the Company Subsidiaries owns or has a valid right to access and use all computer systems, networks, hardware, technology, software, algorithms, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company (the “IT Systems”), as such IT Systems are currently used by the Company. The IT Systems (A) perform in all material respects as required in connection with, the current operation of the Company, and (B) and have not suffered any material malfunction, failure or security breach within the past three (3) years. The Company maintains commercially reasonable controls and processes that are designed (i) to provide for the back-up and restoration of critical data, (ii) to manage physical access to the IT Systems, and (iii) to secure and protect customer information processed or otherwise used by the IT Systems.

(b) The Company is in compliance in all material respects with all of its privacy policies and applicable Privacy Laws in all material respects and has not received written notice or claim of, and has no Knowledge of, any actual, alleged or suspected material violation of any of its privacy policies or applicable Privacy Laws since January 1, 2014. The Company is in compliance in all material respects with all its contractual commitments with respect to Personal Information and has commercially reasonable safeguards in place to protect Personal Information in its possession or control and confidential information of the Company from unauthorized access, including implementing and adhering to commercially reasonable policies designed to maintain the security and integrity of all Personal Information of its customers and vendors and confidential information of the Company, encryption of customer passwords and not storing or maintaining customer credit card information. Since January 1, 2014, to the Knowledge of the Company there have been no data security incidents, including data breaches involving any Personal Information nor any confidential information of the Company and neither the Company nor, to the Knowledge of the Company, any other Person, has made any illegal or unauthorized use of Personal Information that was collected by or on behalf of the Company or any confidential information of the Company.

(c) Any deemed transfer of Personal Information in connection with the Closing will not violate the Company’s privacy policies, as such policies currently exist or as they existed at the time the Personal Information was collected by or on behalf of the Company.

Section 3.20 Related Party Transactions. Other than rights to receive Transaction Consideration, and the consideration provided for under Section 2.1(f) with respect to the Company Stock Options and the Company RSUs, there is no material relationship, direct or indirect, between the Company or any Company Subsidiary, on the one hand, and the Company’s Affiliates (other than Company Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act that has not been disclosed in the Company SEC Documents.

Section 3.21 Insurance. All insurance policies (“Policies”) with respect to the business and assets of the Company and the Company Subsidiaries are in full force and effect, except for such failures to be in full force and effect that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is in material breach or default, and neither the Company nor any of the Company Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of any material Policies. With respect to each of the legal proceedings set forth in the Company SEC Documents, no such insurer has informed the Company or any of the Company Subsidiaries of any denial of coverage, except for such denials that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and the Company Subsidiaries have not received any written notice of cancellation of any of the Policies, except for such cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. All appropriate insurers under the Policies have been timely notified of all material pending litigation and other potentially insurable material losses Known to the Company, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 3.22 Broker’s Fees. Neither the Company nor any of the Company Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Company Subsidiaries has engaged any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby (other than Goldman, Sachs & Co.).

Section 3.23 Investment Company Act. Neither the Company nor any of the Company Subsidiaries is an “investment company” subject to the registration requirements of, or regulation as an investment company under, the Investment Company Act of 1940, as amended.

Section 3.24 Opinion of Financial Advisor. The transactions committee of the Company Board has received the opinion of Goldman, Sachs & Co., to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date thereof, the Transaction Consideration to be paid to the holders (other than Parent and Affiliates of a significant stockholder of Parent and their respective Affiliates) of Company Common Stock, taken in the aggregate, pursuant to this Agreement is fair from a financial point of view to such holders, it being understood that no opinion has been provided with respect to the adjustments to the Transaction Consideration pursuant to Section 2.1(d). As of the date of this Agreement, such opinion has not been rescinded, repudiated or, except as set forth therein, qualified.

Section 3.25 DGCL 251(h). The Company has not taken, or authorized or permitted any Representatives of the Company to take, any action that would reasonably be expected to render Section 251(h) of the DGCL inapplicable to the First Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUBS

Except as (a) otherwise disclosed in a letter (the “Parent Disclosure Letter”) delivered to the Company by Parent prior to the execution of this Agreement (which Parent Disclosure Letter shall in each case specifically identify by reference to sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement, with the understanding, however, that any disclosure in the Parent Disclosure Letter with respect to any particular representation, warranty or covenant shall also qualify other representations, warranties and covenants if it is reasonably apparent on its face of such disclosure that such information is relevant to such representation, warranty or covenant) or (b) disclosed in the Parent SEC Documents and the Subsidiary SEC Documents (excluding exhibits and other information incorporated therein) filed with, or furnished to, the SEC and publicly available on the SEC’s EDGAR website not less than four (4) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in the “Risk Factors” section thereof, any disclosure of risks contained in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature); provided, however, that any such disclosures in such Parent SEC Documents and Subsidiary SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty; provided, further, that the disclosures in the Parent SEC Documents and the Subsidiary SEC Documents shall not be deemed to qualify any representations or warranties made in Sections 4.3, 4.4 or 4.7, Parent and Merger Subs jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Corporate Power.

(a) Each of Parent and the Merger Subs is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing necessary, except for those jurisdictions in which the failure to be so organized (other than Parent), validly existing (other than Parent), qualified or, where relevant, licensed or to be in good standing, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has made available to the Company correct and complete copies of its Constituent Documents, as in effect on the date of this Agreement. Parent is not in violation of any of its Constituent Documents.

(c) Each Subsidiary of Parent (individually, a “Parent Subsidiary” and collectively, the “Parent Subsidiaries”) is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and in good standing, if applicable, under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other entity power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so duly incorporated, duly organized, validly existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business and is in good standing, if applicable, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of the Parent Subsidiaries is in violation of its Constituent Documents.

Section 4.2 Capitalization of Merger Subs. The authorized equity interests of each of the Merger Subs consist of common stock or limited liability company interests, as applicable, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien. For U.S. federal income tax purposes, Merger Sub 2 is and always has been a disregarded entity of Parent.

Section 4.3 Parent Capitalization.

(a) Parent has 8,557,500,000 shares of common stock, par value $0.01 per share (“Parent Common Stock”), and 50,000,000 shares of preferred stock, par value $0.01 per share, authorized (“Parent Preferred Stock”). Such shares of Parent Common Stock are divided as follows: (i) 4,000,000,000 shares of Series A QVC Group Common Stock (the “Parent QVC Series A Stock”), 150,000,000 shares of Series B QVC Group common stock (the “Parent QVC Series B Stock”), 4,000,000,000 shares of Series C QVC Group common stock (the “Parent QVC Series C Stock” and together with the Parent QVC Series A Stock and the Parent QVC Series B Common Stock, the “Parent QVC Common Stock”), 200,000,000 shares of Series A Liberty Ventures common stock (the “Parent Ventures Series A Stock”), 7,500,000 shares of Series B Liberty Ventures common stock (the “Parent Ventures Series B Stock”) and 200,000,000 shares of Series C Liberty Ventures common stock (the “Parent Ventures Series C Stock,” and together with the Parent QVC Common Stock, the Parent Ventures Series A Stock, the Parent Ventures Series B Stock, the Parent Ventures Series C Stock and the Parent Preferred Stock, the “Parent Capital Stock”).

(b) As of the close of business on August 14, 2015, there were (i) 430,798,154 shares of Parent QVC Series A Stock issued and outstanding, 29,246,383 shares of Parent QVC Series B Stock issued and outstanding, no shares of Parent QVC Series C Stock issued and outstanding, 134,699,612 shares of Parent Ventures Series A Stock issued and outstanding, 7,092,011 shares of Parent Ventures Series B Stock issued and outstanding, no shares of Parent Ventures Series C Stock issued and outstanding and no shares of Parent Preferred Stock issued and outstanding, including, in each case, outstanding restricted shares, and (ii) 25,655,116 shares of Parent QVC Series A Stock, 960,292 shares of Parent QVC Series B Stock, 4,337,151 shares of Parent Ventures Series A Stock, and 1,555,411 shares of Parent Ventures Series B Stock, in each case, issuable upon either the exercise of outstanding stock options to acquire shares of such series of Parent Common Stock (whether or not presently vested or exercisable) and outstanding restricted stock units (including performance stock units) with respect to Parent Common Stock (whether or not presently vested). Except as set forth above, and for shares of Parent Common Stock reserved for issuance under Parent equity plans, as of the close of business on August 14, 2015, no other Securities of Parent are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been, and any shares of Parent Common Stock issued upon the exercise of outstanding stock options to acquire shares of Parent Common Stock and vesting of restricted stock units (including performance stock units) with respect to Parent Common Stock will be, duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each grant of stock options to acquire shares of Parent Common Stock was validly issued and properly approved by the Parent Board (or a duly authorized committee or subcommittee thereof). Each grant of stock options to acquire shares of Parent Common Stock had, on the date of grant, an exercise price of no less than the fair market value of the shares of Parent Common Stock subject to such stock options.

(d) Parent is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of QVC, Inc., free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities). All of such Securities have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights).

Section 4.4 Authority; Execution and Delivery; Enforceability.

(a) Parent and each of the Merger Subs have all necessary corporate, limited liability company or similar power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and, subject, in the case of the First Merger, the satisfaction of the conditions of Section 251(h) of the DGCL, and in the case of the Second Merger, to the satisfaction of the conditions of Section 267 of the DGCL and Section 18-209(i) of the DLLCA, to consummate the Transactions contemplated hereby, including the Offer and the Mergers. The execution, delivery and performance of this Agreement by Parent and each of the Merger Subs and the consummation by Parent and each of the Merger Subs of the Transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and each of the Merger Subs and no other corporate or other proceedings on the part of Parent or any Parent Subsidiary are necessary to approve this Agreement or to consummate the Transactions contemplated hereby, including the Offer and the Mergers, subject to, in the case of the consummation of the First Merger, the satisfaction of the conditions of Section 251(h) of the DGCL and the adoption of this Agreement by Merger Sub 2 as the sole stockholder of Purchaser, and the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL and, in the case of the Second Merger, the satisfaction of the conditions of Section 267 of the DGCL and Section 18-209(i) of the DLLCA, and the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL and the DLLCA.

(b) This Agreement has been duly executed and delivered by Parent and each of the Merger Subs and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and each of the Merger Subs, enforceable against Parent and each of the Merger Subs in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.5 Consents and Approvals; No Conflicts.

(a) The execution, delivery and performance by Parent and each of the Merger Subs of this Agreement and the consummation by Parent and each of the Merger Subs of the Transactions contemplated hereby do not and will not require any Consent of, or Filing with, any Governmental Entity, other than (i) the filing with the SEC of the SEC Transaction Documents, (ii) the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, (iv) filings, permits, authorizations, consents, notice to and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the Securities Act, (C) the HSR Act, and (iv) such other Consents of, or Filings with, any Governmental Entity the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Transactions contemplated by this Agreement or otherwise prevent Parent and each of the Merger Subs from performing its obligations under this Agreement in any material respect.

(b) Neither the execution and delivery of this Agreement by Parent and each of the Merger Subs nor the consummation by Parent and each of the Merger Subs of the Transactions contemplated hereby, nor compliance by Parent and each of the Merger Subs with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Constituent Documents of Parent or any of its Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.5(a), (x) violate any (1) Law or (2) Order, in either case, applicable to Parent, Merger Subs or any of its Subsidiaries or any of their respective properties or assets, (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clauses (x)(1) and (y), for such violations, conflicts, loss of benefits, defaults, rights of termination or cancellation, acceleration or creation of Liens as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Parent has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by Parent with the SEC under the Securities Act or the Exchange Act since January 1, 2014 (such documents, together with any documents filed or furnished during such period by Parent to the SEC on a voluntary basis, the “Parent SEC Documents”). Each Parent Subsidiary that is subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any form, report, statement, schedule, certificate or other document with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system (each, a “Reporting Subsidiary”) has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by Parent with the SEC under the Securities Act or the Exchange Act since January 1, 2014 (such documents, together with any documents filed or furnished during such period by Parent to the SEC on a voluntary basis, the “Subsidiary SEC Documents”).

(b) As of its respective date, or, if amended, as of the date of the last such amendment, each of the Parent SEC Documents and Subsidiary SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, in each case to the extent applicable to such Parent SEC Documents or Subsidiary SEC Documents, and none of the Parent SEC Documents or Subsidiary SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and no Parent SEC Document or Subsidiary SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading).

(c) The consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto) and all related reports issued by Parent’s accountants with respect thereto (the “Parent SEC Financial Statements”), and the consolidated financial statements of any Reporting Subsidiary included in the Subsidiary SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by such Reporting Subsidiary’s accountants with respect thereto (the “Subsidiary SEC Financial Statements”), have been derived from the accounting books and records of Parent and the Parent Subsidiaries, as applicable, and (i) as of their respective dates of filing with the SEC complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted by Form 10-Q and Regulation S-X of the SEC) and (iii) fairly present, in all material respects, the consolidated financial position of Parent and the Parent Subsidiaries, as applicable, as at the respective dates thereof, and the consolidated results of their operations, and, where included, their consolidated stockholders’ equity and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments (which are not material in significance or amount) and the absence of notes). No financial statements of any Person other than Parent and the Parent Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. Except as required by GAAP and disclosed in the Parent SEC Documents and the Subsidiary SEC Documents, between January 1, 2014 and the date of this Agreement, none of Parent nor any Reporting Subsidiary has made or adopted any material change in its accounting methods, practices or policies.

(d) Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

(e) There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents or Subsidiary SEC Documents and none of the Parent SEC Documents or Subsidiary SEC Documents (other than confidential treatment requests) is, to the Knowledge of Parent, the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any Reporting Subsidiary.

(f) Since January 1, 2014, Parent and each Reporting Subsidiary has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Each of Parent’s and the Reporting Subsidiary’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent or such Reporting Subsidiary in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s or the Reporting Subsidiary’s, as applicable, management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting and the Reporting Subsidiary’s management’s most recently completed evaluation of the Reporting Subsidiary’s internal control over financial reporting, (i) Parent and the Reporting Subsidiary had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect their ability to record, process, summarize and report financial information and (ii) Parent does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s or the Reporting Subsidiary’s’ internal control over financial reporting. Since January 1, 2014, to the Knowledge of Parent, no executive officer or director of Parent or any Reporting Subsidiary has received or otherwise had or obtained knowledge of, and to the Knowledge of Parent, no auditor, accountant, or representative of Parent or any Reporting Subsidiary has provided written notice to Parent or such Reporting Subsidiary or any executive officer or director of, any substantive complaint or allegation that Parent or any of its Subsidiaries has engaged in improper accounting practices. Since January 1, 2014, to the Knowledge of Parent, no attorney representing Parent or any of the Parent Subsidiaries has reported to the Parent Board or any committee thereof or to any current director or executive officer of Parent evidence of a material violation of United States or other securities Laws or breach of fiduciary duty by Parent or any Reporting Subsidiary or any of their respective executive officers or directors.

(g) Parent and the Parent Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) of the type required to be set forth in the “liabilities” column of a balance sheet prepared in accordance with GAAP or in the notes thereto, except (i) those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (ii) as reflected or reserved against in the most recent audited balance sheet included in the Parent SEC Financial Statements or the notes thereto, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the date of the most recent balance sheet included in the Parent SEC Financial Statements and (iv) for liabilities and obligations arising out of or in connection with this Agreement, the Offer or the Mergers. Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in the Parent SEC Financial Statements or other Parent SEC Documents.

Section 4.7 Absence of Certain Changes or Events. Since December 31, 2014 through the date of this Agreement, (a) Parent and the Parent Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any Parent Material Adverse Effect or any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.8 Sufficiency of Funds. Parent will have, as of the Acceptance Time, sufficient funds to consummate the Offer, and, as of the First Effective Time, sufficient funds to consummate the First Merger, and the other Transactions contemplated hereby on the terms and subject to the conditions set forth herein.

Section 4.9 Information Supplied. The information relating to Parent, the Parent Subsidiaries, and the Merger Subs to be contained in the SEC Transaction Documents (and any amendment or supplement thereto) will not, on the date the SEC Transaction Documents (or any amendment or supplement thereto) are first mailed to the stockholders of the Company, or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective or is mailed to the holders of shares of Company Common Stock, or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Offer Documents and the Form S-4 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.9, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the SEC Transaction Documents which were not supplied by or on behalf of Parent.

Section 4.10 Legal Proceedings. As of the date hereof, there are no Proceedings pending, or to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Parent, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11 Compliance with Laws.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2014 (i) Parent and the Parent Subsidiaries have complied and are in compliance with all Laws and Orders applicable to Parent, any Parent Subsidiary or any assets owned or used by any of them, (ii) neither Parent nor any Parent Subsidiary has received any notice from a Governmental Entity alleging that Parent or a Parent Subsidiary is not in compliance with any Law or Order and (iii) to Parent’s Knowledge, no Governmental Entity has otherwise identified any instance in which Parent or a Parent Subsidiary is or may be in violation of applicable Law or Order.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2013, (i) Parent, the Parent Subsidiaries and, to the Knowledge of Parent, their respective directors, officers and employees (when acting as such) have complied with applicable Fraud and Bribery Laws, and applicable Laws governing imports, exports, economic sanctions, embargoes, money laundering or compliance with unsanctioned foreign boycotts, and (ii) neither Parent, any Parent Subsidiary nor, to the Knowledge of the Parent, any of the Parent’s directors, officers, employees, agents, independent contractors or other representatives acting on the Parent’s behalf have directly or indirectly, in each case, in violation of the applicable Fraud and Bribery Laws: (A) used any corporate funds belonging to the Parent or any Parent Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B)

offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees for the unlawful rebating of fees, or (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent.

Section 4.12 Permits. Parent and each of the Parent Subsidiaries have all required Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The operation of the business of Parent and the Parent Subsidiaries as currently conducted is not, and has not been since January 1, 2014, in violation of, nor is Parent or any of the Parent Subsidiaries in default or violation under, any Permit, and, to the Knowledge of Parent, no event has occurred which, with notice or lapse of time or both, would constitute a default or violation of any terms, condition or provision of any Permit, except where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. There are no actions pending or, to the Knowledge of the Parent, threatened, that seek the revocation, cancellation or adverse modification of any Permit, except where such revocation, cancellation or adverse modification, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 2014, neither Parent nor any Parent Subsidiaries have received or been subject to any written notice or, to the Knowledge of the Parent, any charge, claim or assertion, in each case alleging any violations of Permits, nor to the Knowledge of the Parent, has any such notice, charge, claim or assertion been threatened, except where the receipt of such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.13 Broker’s Fees. Neither Parent nor any of its officers or directors, nor any Merger Sub nor any of their respective directors or officers, on behalf of Parent or the Merger Subs, has engaged any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby.

Section 4.14 No Merger Sub Activity. Since the date of their formation, the Merger Subs have not engaged in any activities other than in connection with this Agreement.

Section 4.15 Tax Matters. Neither Parent nor any Parent Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to cause the Offer and the Mergers, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V

COVENANTS

Section 5.1 Company Conduct of Business Prior to the First Effective Time. Except as expressly contemplated or permitted by this Agreement, as required by Law or as set forth in Section 5.1 of the Company Disclosure Letter, during the period from the date of this Agreement to the First Effective Time, unless Parent otherwise agrees in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause the Company Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary licenses, Permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its executive officers and key employees on commercially reasonable terms and (iv) maintain satisfactory relationships with its customers, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, and except as required by Law or as set forth in Section 5.1 of the Company Disclosure Letter, and except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the First Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, without the prior written consent of Parent in each instance (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend the Constituent Documents of the Company or any Company Subsidiary (including by merger, consolidation or otherwise);

(b) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other Lien of (i) any shares of Company Capital Stock or any other Securities of the Company or any Company Subsidiary, or any rights, warrants, options, calls, restricted stock units, stock appreciation rights, commitments or any other agreements of any character to purchase or acquire any Company Capital Stock or other Securities of the Company or any Company Subsidiary, or (ii) any other Securities in respect of, in lieu of, or in substitution for, any shares of Company Capital Stock or other Securities of the Company or any Company Subsidiary outstanding on the date hereof, other than, in the case of clauses (i) and (ii), (A) the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options and vesting of Company RSUs, in each case, as currently outstanding under the Company Benefit Plans, in the ordinary course of business consistent with past practice and (B) the Company may, in the ordinary course of business and consistent with past practices, grant to employees and directors of the Company or any Company Subsidiary any Company Stock Options (having an exercise price not less than the fair market value of the Company Common Stock covered by such Company Stock Options determined as of the time of the grant of such Company Stock Options) or Company RSUs under Company Benefit Plans, provided that such Company Stock Options and Company RSUs collectively reference no more than a total of 533,000 shares of Company Common Stock;

(c) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of Company Capital Stock or other Securities of the Company or any Company Subsidiary (other than pursuant to the Company Benefit Plans), or split, combine, subdivide, consolidate or reclassify any shares of Company Capital Stock;

(d) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, stock or property or any combination thereof) in respect of any shares of Company Capital Stock or other Securities of the Company or any Company Subsidiary or otherwise make any payments to its or their stockholders or other equityholders in their capacity as such, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to the Company or to another direct or indirect wholly owned Company Subsidiary;

(e) (i) incur or otherwise acquire, or modify in any material respect the terms of, any Indebtedness or assume, guarantee or endorse or otherwise become responsible for any such Indebtedness of any Person, make any loans, advances or capital contributions to, or investments in, any other Person other than a wholly owned Company Subsidiary or issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities of the Company or the Company Subsidiaries, enter into any “keep well” or Contract to maintain any financial statement condition of another Person or enter into any arrangement (including any capital lease) having the economic effect of the foregoing; provided that no Indebtedness incurred by the Company or the Company Subsidiaries shall have any voting rights associated therewith or (ii) redeem, repurchase, prepay, defease or cancel any Indebtedness for borrowed money, other than in the case of clauses (i) and (ii) (A) as required in accordance with its terms or expressly required by this Agreement or (B) in the ordinary course of business consistent with past practice;

(f) sell, transfer, lease, license, mortgage, pledge, encumber, incur any Lien on, or otherwise dispose of, or agree to do any of the foregoing with respect to any of its material properties, assets, licenses, operations, rights, product lines, businesses or interests therein (including Intellectual Property) except (A) in the ordinary course of business consistent with past practice or (B) dispositions of out of service, obsolete or worthless assets;

(g) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital, outside the ordinary course of business consistent with past practice from any other Person (other than such transactions among the Company and the Company Subsidiaries) with a value or purchase price in excess of $500,000, individually, or $2,500,000 in the aggregate when taken with all other such ordinary course acquisitions or investments, or that would be reasonably expected to prevent or materially delay the Closing beyond the Outside Date or increase the likelihood of a failure to satisfy the Offer Conditions;

(h) make or authorize any payment of, accrual or commitment for, capital expenditures in excess of the amounts included in the Board approved annual budget attached as Section 5.1(h) of the Company Disclosure Letter, other than payments, accruals, commitments and expenditures in an amount not to exceed $2,500,000 in the aggregate;

(i) (i) (A) enter into, materially modify or terminate (except expirations in accordance with its terms) any Contract that is or would be a Company Material Contract or Real Property Lease, or (B) waive, release or assign any material rights or claims thereunder, other than, in the case of each of clauses (A) and (B), Contracts that may be canceled upon notice of ninety (90) or fewer days and which have no material continuing liabilities or obligations (other than obligations in respect of confidentiality); or (ii) enter into, modify, amend, renew or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (A) prevent or materially delay or impair the ability of the Company and the Company Subsidiaries to consummate the Offer, the Mergers and the other transactions contemplated by this Agreement, or (B) impair in any material respect the ability of the Company and the Company Subsidiaries to conduct their business in the ordinary course consistent with past practice;

(j) extend, renew or enter into any Contracts containing non-compete or exclusivity provisions that would, or purport to, materially restrict or limit, in any respect, the operations of the Company, the Company Subsidiaries, or their respective Affiliates or, upon completion of the Transactions, Parent or any Parent Subsidiaries, or their respective Affiliates, other than any such extensions, renewals or entering into which is in the ordinary course of business consistent with past practice;

(k) (i) except as required under existing plans and arrangements as of the date of this Agreement or as required by applicable Law, (a) increase benefits payable under any existing severance or termination pay policies, employment agreements or other arrangements with any director, employee or officer, (b) enter into or amend any employment, consulting, contractor, indemnification, retention, severance, termination, deferred compensation or other similar agreement with any director, officer, consultant, contractor or employee, (c) establish, adopt, terminate or amend any Company Benefit Plan, or (d) grant, award or increase any compensation, equity compensation award, bonus or other benefits (or accelerate the payment or benefits) payable to any director, officer, consultant, contractor or employee other than, in the cases of clauses (a) through (d) of this sentence: (A) as otherwise permitted pursuant to Section 5.1(b); (B) salary or wage rate increases or grants, awards or increases of bonuses to non-officer employees in the ordinary course of business consistent with past practice; or (C) entering into of offer letters and consulting, contractor or indemnification agreements in the ordinary course of business consistent with past practice, or (ii) pay, promise to pay or agree to pay any amount to any director, consultant, contractor or officer-level employee unless such payment is required by the express terms of an agreement, plan, program or arrangement that is set forth on Section 3.11(a) of the Company Disclosure Letter as of the date of this Agreement or entered into after the date of this Agreement in accordance with this Agreement or is otherwise made to such individual in the ordinary course of business consistent with past practice;

(l) adopt, enter into, modify, amend or terminate any collective bargaining agreement, agreement with any works council or similar labor Contract;

(m) settle, or offer or propose to settle any litigation or other Proceeding or dispute (other than any litigation or other Proceeding or dispute (x) related to Taxes, which shall be governed by Section 5.1(p) or (y) related to the matters described in Section 5.14, which shall be governed by Section 5.14) (i) for an amount in excess of $500,000 or (ii) which would include any non-monetary relief that would materially affect the Company and the Company Subsidiaries, taken as a whole, from and after the Closing Date;

(n) except as required by GAAP, make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company;

(o) authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of the Company or any Company Subsidiary;

(p) (i) make or change any Tax election that, individually or in the aggregate, would be reasonably expected to adversely affect in any material respect the Tax liability of the Company or any Company Subsidiaries, (ii) change any material Tax accounting method, (iii) settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability or (iv) enter into or amend any agreement or settlement with any Taxing Authority relating to any material amount of Taxes;

(q) take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the Offer Conditions set forth in Annex A or the conditions to the Mergers set forth in Article VI to not be satisfied; or

(r) agree, resolve or commit to take any of the actions prohibited by this Section 5.1.

Without limitation of any provisions of this Section 5.1, nothing in this Agreement shall, directly or indirectly, give any Party control over any other Party’s operations, business or decision-making before the First Effective Time, and control over all such matters shall remain vested in the relevant Party, subject to the terms and conditions of this Agreement.

Section 5.2 Parent Conduct of Business Prior to the First Effective Time. Except as expressly contemplated or permitted by this Agreement, as required by Law or as set forth in Section 5.2 of the Parent Disclosure Letter, during the period from the date of this Agreement to the First Effective Time, unless the Company otherwise agrees in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), Parent shall, and shall cause its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the Parent Disclosure Letter, and except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the First Effective Time, Parent shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Company in each instance (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend the Constituent Documents of Parent (including by merger, consolidation or otherwise) in a manner that would adversely affect the consummation of the Offer or the Mergers or adversely affect the holders of Company Common Stock whose shares may be converted into Parent QVC Series A Stock at the First Effective Time compared to the holders of Parent QVC Series A Stock prior to the First Effective Time;

(b) make any acquisition of, or investment in, a business or a Person, by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital (other than such transactions among Parent and its Subsidiaries) that would reasonably be expected to prevent or delay the Closing beyond the Outside Date or increase the likelihood of a failure to satisfy the conditions to the Offer set forth in clause (b) of Annex A;

(c) authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of Parent;

(d) enter into any Contract that would reasonably be expected to prevent or materially delay or impair the ability of Parent and the Parent Subsidiaries to consummate the Offer, the Mergers and other transactions contemplated by this Agreement;

(e) take any action (or omit to take any action) if such action (or omission) would reasonably be expected to: (i) result in any of the Offer Conditions set forth in Annex A or the conditions to the Mergers set forth in ARTICLE VI to not be satisfied; or (ii) materially delay or impair the ability of Parent and the Parent Subsidiaries to consummate the Offer, the Mergers and other transactions contemplated by this Agreement;

(f) issue, sell or authorize or propose the issuance or sale of (i) any shares of Parent QVC Common Stock or (ii) any other Securities in respect of, in lieu of, or in substitution for, any shares of Parent QVC Common Stock outstanding on the date hereof, in each case, outside the ordinary course of business consistent with past practice (which, for the avoidance of doubt, includes the grant, issuance or exercise of stock incentive awards relating to Parent QVC Common Stock); or

(g) agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

Section 5.3 Acquisition Proposals.

(a) Promptly following the execution hereof, the Company shall, and shall cause the Company Subsidiaries and its and their respective directors and officers, and shall use reasonable best efforts to cause their respective Representatives to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person (other than Parent and its Affiliates) conducted heretofore with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, and (ii) request the prompt return or destruction of all confidential information previously made available by it or on its behalf to any Person (other than Parent and its Affiliates) who executed a Company NDA. The Company shall not terminate, waive, amend, release or modify any material provision of any confidentiality agreement to which the Company, any Company Subsidiary or any of their respective controlled Affiliates is a party with any Person (other than Parent and its Affiliates) with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, and shall use reasonable best efforts to enforce, to the fullest extent permitted by applicable Law, the provisions of any such agreement, including seeking injunctions to prevent any breaches of any such agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to waive any standstill provision included in any such confidentiality agreement or any standstill provision contained in any standstill agreement to which the Company, any Company Subsidiary or any of their respective controlled Affiliates is a party with respect to any Acquisition Proposal or any proposal, inquiry or offer that is reasonably likely to lead to an Acquisition Proposal if the Company Board determines that failure to waive such standstill would constitute a breach of its fiduciary duties under applicable Law.

(b) Subject to the other terms of this Section 5.3, the Company shall not, and shall cause the Company Subsidiaries and its and their respective directors and officers not to, and shall use reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting or that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any non-public information regarding any of the Company or any Company Subsidiary to any Person (other than Parent, its Affiliates and Parent’s or Purchaser’s Representatives acting in their capacity as such) in connection with or in response to an Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that they currently are not permitted to have discussions), (iv) approve, endorse or recommend any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (v) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (vi) enter into any letter of intent or agreement in principle or any Contract with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.3(c)) or (vii) reimburse or agree to reimburse the expenses of any other Person (other than the Company’s Representatives) in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal.

(c) Notwithstanding anything to the contrary in this Agreement, if at any time prior to the Acceptance Time, (i) the Company receives, after the date of this Agreement, a bona fide written Acquisition Proposal that was not solicited after the date of this Agreement, (ii) such Acquisition Proposal did not result from a breach of Section 5.3(a) or Section 5.3(b) of this Agreement, (iii) the Company Board determines in good faith (after consultation with outside counsel and a financial advisor, each of nationally recognized reputation) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (iv) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) of this Section 5.3(c) would constitute a breach of its fiduciary duties under applicable Law, then, prior to the Acceptance Time, the Company may (x) make available information with respect to the Company and the Company Subsidiaries to the Person (and its or their directors, officers and Representatives and potential financing sources) making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that any nonpublic information provided or made available to any Person given such access shall have been previously provided or made available to Parent or shall be provided or made available to Parent prior to or concurrently with the time it is provided or made available to such Person, and (y) participate in discussions or negotiations with the Person (and its or their directors, officers and Representatives and potential financing sources) making such

Acquisition Proposal regarding such Acquisition Proposal; provided, however, that the Company and its Subsidiaries shall, and shall cause its and their respective directors and officers to, and shall use reasonable best efforts to cause their respective Representatives to, cease any activities described in clause (x) or (y) of this Section 5.3(c) immediately following the time that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor, each of nationally recognized reputation) that the applicable Acquisition Proposal no longer constitutes or would reasonably be expected to lead to a Superior Proposal. The Company shall promptly (and in any event within thirty-six (36) hours) advise Parent of the receipt of any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, proposal or offer, and the material terms and conditions thereof) that is made or submitted by any Person prior to the Acceptance Time; provided, however, that the Company shall not be required to provide Parent or Purchaser with the identity of the Person submitting such Acquisition Proposal, proposal or offer or the details of any such Acquisition Proposal, proposal or offer made or submitted pursuant to any Company NDA so long as the only communications between the Company or any of its directors, officers or Representatives and such Person relate to (A) such Person being informed of the Company’s obligations under Section 5.3 and (B) requests that such Person waive any provision of such Company NDA that prohibits the Company from complying with the terms of this Section 5.3(c). The Company shall keep Parent informed, on a reasonably current basis, of the status of, and any financial or other material changes in, any such Acquisition Proposal, proposal or offer, including furnishing copies of all offer letters, term sheets, written proposals or similar documents, in each case, offering or proposing to effect an Acquisition Proposal, and any draft agreements to effect the applicable Acquisition Proposal, proposal or offer exchanged between the Company and the other party making the Acquisition Proposal, proposal or offer.

(d) Subject to the other terms of this Section 5.3, neither the Company Board nor any committee thereof shall (i) (A) fail to make, withhold, withdraw or qualify (or modify in a manner adverse to Parent) the Company Recommendation, the Company Determination or the approval of this Agreement, the Offer or any of the other transactions contemplated hereby or (B) adopt, approve or recommend or publicly propose to adopt, approve or recommend any Acquisition Proposal, (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement or other agreement with respect to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement in accordance with Section 5.3, (iii) take any action to make the provisions of any Takeover Laws or any restrictive provision of any applicable antitakeover provision in the certificate of incorporation or bylaws of the Company, inapplicable to any transactions contemplated by an Acquisition Proposal (including approving any transaction under the DGCL) or (iv) resolve, agree or propose to take any such actions (each such action set forth in Section 5.3(d)(i) and Section 5.3(d)(ii) being referred to herein as an “Adverse Recommendation Change”), it being understood that the following shall not constitute an Adverse Recommendation Change: (A) any “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act and (B) any communication by the Company that expressly continues to recommend the Offer.

(e) Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.3(f) and Section 5.3(g), at any time prior to the Acceptance Time, if the Company

Board determines in good faith (after consultation with outside counsel of nationally recognized reputation) that the failure to do so would constitute a breach of its fiduciary duties under applicable Law, then, prior to the Acceptance Time, the Company Board may (i) make an Adverse Recommendation Change in response to an Intervening Event (other than for an Acquisition Proposal) or (ii) (solely in response to a Superior Proposal received on or after the date hereof that has not been withdrawn or abandoned and that did not result from a breach of Section 5.3(a) or Section 5.3(b) of this Agreement), make an Adverse Recommendation Change and, on or after the Cut-Off Date, terminate this Agreement in order to enter into a definitive agreement in accordance with Section 7.1(d)(iii). Neither the Company Board nor any committee thereof shall make an Adverse Recommendation Change or (solely in response to a Superior Proposal received on or after the date hereof that has not been withdrawn or abandoned and that did not result from a breach of Section 5.3(a) or Section 5.3(b) of this Agreement) terminate this Agreement in accordance with Section 7.1(d)(iii) unless the Company has first complied with the provisions of Section 5.3(f) and, after so complying, the Company Board determines in good faith (after consultation with outside counsel of nationally recognized reputation) that the failure to do so would constitute a breach of its fiduciary duties under applicable Law and, in the case of an Adverse Recommendation Change or termination pursuant to Section 5.3(e)(ii), such Acquisition Proposal continues to constitute a Superior Proposal.

(f) The Company Board shall not take any action set forth in (i) Section 5.3(e)(i) unless the Company has first (A) provided Parent four (4) Business Days’ prior written notice advising Parent it intends to effect an Adverse Recommendation Change which notice specifies, in reasonable detail, the reasons therefor (it being understood that the delivery of such notice shall not itself constitute an Adverse Recommendation Change), and (B) during such four (4) Business Day period, negotiated, and has caused its Representatives to negotiate, in good faith any written proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect an Adverse Recommendation Change and (C) after complying with clauses (A) and (B) of this Section 5.3(f)(i), at the end of such four (4) Business Day period, the Company Board has again reaffirmed the determination described in Section 5.3(e) in light of the revisions to the terms of this Agreement to which Parent has committed in a binding written document or (ii) Section 5.3(e)(ii) unless (A) the Company has first provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and providing copies of any proposed agreements which are intended to effect such Superior Proposal, and the Company Board has made the determination required under Section 5.3(e) (it being understood that the delivery of such notice shall not itself constitute an Adverse Recommendation Change), (B) the Company has negotiated, and caused the Company and its Representatives to negotiate, during the four (4) Business Day period following Parent’s receipt of the Notice of Superior Proposal (the “Notice Period”), in good faith with Parent any written proposal to amend the terms of this Agreement (to the extent Parent wishes to do so) so that such Acquisition Proposal no longer constitutes a Superior Proposal, and (C) after complying with clauses (A) and (B) of this Section 5.3(f)(ii), the Company Board has again reaffirmed the determination described in Section 5.3(e) in light of the revisions to the terms of this Agreement to which Parent has committed in a binding written document; provided, however, that if any revisions are made to an Acquisition Proposal and such revisions are material (it being understood and agreed that any change to consideration with respect to such proposal is material), the Company shall deliver a new Notice of Superior Proposal to Parent and shall again comply with the requirements of this Section 5.3(f)(ii) with respect to such new Notice of Superior Proposal, except that in such a situation, the Notice Period shall be two (2) Business Days (it being understood that if any subsequent material revisions are made to such Acquisition Proposal, the Company shall deliver a new Notice of Superior Proposal to Parent and shall again comply with the requirements of this Section 5.3(f)(ii) with respect to such new Notice of Superior Proposal, except that the Notice Period with respect thereto shall be two (2) Business Days).

(g) The Company agrees that it shall take all actions necessary so that any Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Company Board or any committee thereof in any respect that would have the effect of causing any of the Takeover Laws of any state (including Delaware) to be applicable to the transactions contemplated hereby, including the Offer and the Mergers.

(h) Nothing contained in this Section 5.3 shall prohibit the Company Board from taking and disclosing a position contemplated by Item 1012(a) of Regulation M-A, Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act or making any disclosure to its stockholders required pursuant to applicable Law; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly reaffirms the Company Recommendation and rejects any Acquisition Proposal that has not then been withdrawn within three (3) Business Days after such disclosure; provided, further that neither the Company nor the Company Board (or any committee thereof) shall be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender or exchange offer other than the Offer (or otherwise approve, endorse or recommend any Acquisition Proposal), unless in each case, in connection therewith, the Company Board effects an Adverse Recommendation Change in accordance with Section 5.3(e).

(i) For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms substantially similar to, and (taken as a whole) no less favorable to the Company than, those set forth in the Confidentiality Agreement; provided, that such confidentiality agreement shall not prohibit compliance by the Company or any of its Subsidiaries with any of the provisions of this Section 5.3.

(ii) “Acquisition Proposal” means any proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any of the Company Subsidiaries pursuant to which the holders of the voting power of the Company immediately prior to such transaction own 85% or less of the voting power of the surviving or resulting entity immediately following the transaction, (B) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or any of the Company Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of the

Company and the Company Subsidiaries, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company, (D) transaction in which the holders of the voting power of the Company immediately prior to such transaction own 85% or less of the voting power of the Company immediately following the transaction, (E) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, Beneficial Ownership, or the right to acquire Beneficial Ownership, or formation of any group which Beneficially Owns or has the right to acquire Beneficial Ownership of, 15% or more of the shares of Company Common Stock or (F) any combination of the foregoing (in the case of each of clauses (A) through (F), other than the Offer and the Mergers).

(iii) “Superior Proposal” means any binding bona fide written offer made by a third party or group pursuant to which such third party or group would own, directly or indirectly, 66% or more of the combined voting power of the outstanding shares of Company Common Stock or 66% or more of the assets of the Company and the Company Subsidiaries, (A) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the stockholders of the Company than the Transactions, taking into account any factors that the Company Board deems appropriate, including (to the extent deemed by the Company Board to be appropriate for consideration) the terms and conditions of such proposal and this Agreement (including the Termination Fee, any changes proposed by Parent to the terms of this Agreement and the potential time delay and all financial, regulatory, legal and other aspects of such offer), and (B) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such offer, including the likelihood of any necessary financing (including with respect to any indebtedness that could be required to be repaid in connection with the transactions contemplated by such offer) being obtained in a timely manner.

(j) Any action taken or not taken by any officer or director of the Company or any of its Subsidiaries or any financial advisor of the Company or any of its Subsidiaries that if taken or not taken by the Company would constitute a breach of this Section 5.3, shall be deemed a breach of this Agreement by the Company; provided, however, that, without limiting in any way the terms of this Section 5.3, if the Company has instructed in writing promptly, after the date of this Agreement, its and the Company Subsidiaries’ financial advisors to comply with the terms of this Section 5.3, then no action taken or not taken by any such financial advisors shall be considered for purposes of Section 7.1(c)(i) or Section 7.1(c)(iii) unless one or more of the officers or directors of the Company or of any of the Company Subsidiaries has directly or indirectly authorized or directed such financial advisors to take such action or any similar action; provided, further, however, that the Company shall remain liable for the actions of such financial advisors. If the Company becomes aware of any action taken or not taken by any Representative of the Company or any of its Subsidiaries that if taken or not taken by the Company would constitute a breach of this Section 5.3, the Company shall take all necessary action to cause such Representative to immediately cease the taking of, or cause to be taken, such action.

Section 5.4 Publicity. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Thereafter, except with respect to, or following, any Adverse Recommendation Change made in accordance with the terms of this Agreement, (x) in connection with press releases or public statements with respect to the Transactions contemplated by this Agreement, including the Offer and the Mergers, Parent and the Company shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, such press releases or public statements and (y) Parent and the Company shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process, listing agreement or Nasdaq marketplace rule; provided that Parent and the Company shall coordinate and consult with respect to the timing, basis and scope of such disclosure requirement.

Section 5.5 Notification of Certain Matters. Parent and the Company shall each give prompt notice to the other Party if any of the following occur after the date of this Agreement and prior to the First Effective Time: (i) receipt of any written notice to the receiving Party from any third Person alleging that the consent or approval of such third Person is or may be required in connection with the Offer, the Mergers and the other transactions contemplated by this Agreement and obtaining such consent would (in the good faith determination of such Party) reasonably be expected to prevent or materially delay the consummation of the Offer, the Mergers or the other transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Entity or the Nasdaq (or any other securities market) regarding the Offer, the Mergers and the other transactions contemplated by this Agreement; or (iii) the occurrence of an event which would or would reasonably be expected to prevent or materially delay the consummation of the Offer, the Mergers or the other transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies of the Company or Parent available hereunder and no information delivered pursuant to this Section 5.5 shall update any section of the Company Disclosure Letter or the Parent Disclosure Letter or shall affect the representations or warranties of the Parties hereunder.

Section 5.6 Rule 14d-10 Matters. Prior to the Acceptance Time, the Company (acting through the Company Board or its compensation committee) will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements, including the Employment Arrangements, that have been or will be entered into after the date of this Agreement by the Company or the Company Subsidiaries with current or future directors, officers or employees of the Company or the Company Subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 5.7 Access to Information.

(a) Subject to Section 5.7(c), upon reasonable notice and subject to applicable Laws relating to the exchange of information, each Party shall afford to the other Party and its Affiliates and their respective Representatives, during normal business hours upon reasonable advance notice during the period from the date of this Agreement until the earlier to occur of the

First Effective Time and the termination of this Agreement in accordance with its terms, reasonable access (including for the purpose of coordinating transition planning with management-level employees) to its and its Subsidiaries’ properties, books, contracts, commitments and records, and to its and its Subsidiaries’ officers, management-level employees, accountants, counsel and other representatives and, during such period, each Party shall promptly make available to the other Party, subject, in the case of competitively sensitive information, to any “clean-room” arrangements agreed between the Parties, (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal securities Laws and (ii) all other information concerning its business, properties and personnel, in the case of each of clauses (i) and (ii), as the other Party may reasonably request. All access and investigation pursuant to this Section 5.7(a) shall be conducted at the requesting Party’s expense and in such a manner as not to unreasonably interfere with the conduct of the business of the other Party and its Subsidiaries or create a risk of damage or destruction to any property or assets of the other Party and its Subsidiaries.

(b) No investigation by any of the Parties or their respective directors, officers or Representatives shall affect the representations, warranties, covenants or agreements of any other Party set forth herein.

(c) Notwithstanding the provisions of Section 5.7(a), this Section 5.7 shall not require any Party to permit any access, or to disclose any information, that in the reasonable, good faith judgment of such Party (i) is competitively sensitive, (ii) would reasonably be expected to result in any violation of any material Contract or Law to which such Party is a party or is subject, (iii) cause any protections afforded by any privilege (including attorney-client privilege, work product or other privilege or doctrine) which such Party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information or (iv) relates directly or indirectly to any Acquisition Proposal that the Company or any of its directors, officers or Representatives may have received from any Person or any discussions or negotiations that the Company or any of its directors, officers or Representatives is having, consistent with the terms of this Agreement, with respect to any Acquisition Proposal or any other proposals or offers that could reasonably be expected to lead to an Acquisition Proposal; provided, that the Parties shall use commercially reasonable efforts to cooperate in seeking to find a way to allow disclosure of the information otherwise withheld under clauses (i), (ii) and (iii) of this Section 5.7(c) to the extent doing so (A) would not (in the good faith belief of the disclosing Party) reasonably be expected to result in the violation of any such material Contract or Law or reasonably be expected to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the disclosing party) be managed through the use of any “clean-room” arrangements agreed between the Parties pursuant to which non-employee Representatives of the non-disclosing Party shall be provided access to such information; provided, further, that (x) the disclosing Party shall notify the other Party that such disclosures would reasonably be expected to violate the disclosing Party’s or its Subsidiaries’ obligations under any such material Contract or Law or would reasonably be expected to cause such privilege to be undermined and (y) nothing in this Section 5.7 or elsewhere in this Agreement shall be construed to require the Company, any Company Subsidiary or any of their respective directors, officers or Representatives to prepare any reports, analyses, appraisals, opinions or other information.

(d) Unless and until the Closing occurs, the information provided pursuant to this Section 5.7 shall be kept confidential by the recipient thereof in accordance with, and shall otherwise abide by and be subject to the terms and conditions of, the Confidentiality Agreement, except that notwithstanding the Confidentiality Agreement, the Company and Parent may disclose any of the terms, conditions or other facts of the Offer, the Mergers and transactions contemplated by this Agreement if expressly permitted by the terms of this Agreement.

(e) Notwithstanding any other provision of this Agreement, each Party agrees that it will not, and will cause its Representatives not to, prior to the First Effective Time, use any information obtained pursuant to this Section 5.7 for any competitive or other purpose unrelated to the consummation of the Offer and the Mergers.

Section 5.8 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.16), each of Parent and the Company shall, and shall cause their respective Subsidiaries to use reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the Offer and the Mergers and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement, including the Offer and the Mergers, as promptly as practicable and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity which is required to be obtained by Parent or the Company or any of their respective Subsidiaries in connection with the Offer and the Mergers and the transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval. To the extent necessary in order to accomplish the foregoing, Parent and the Company shall use their respective reasonable best efforts to jointly propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or disposition of, or prohibition or limitation on the ownership or operation by Parent and the Company or any of their respective Subsidiaries of, any portion of the business, properties or assets of Parent, the Company or any of their respective Subsidiaries; provided, however, that neither Parent nor the Company shall be required to propose, commit to or effect any action that is not conditioned upon the consummation of the Offer or the Mergers.

(b) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

(c) Each of Parent and the Company shall, in connection with the efforts referenced in Section 5.8(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the

Transactions under the HSR Act, use reasonable best efforts to (i) cooperate and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other Party of any material communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, in each case regarding any of the Transactions; and (iii) permit the other Party to review in advance any material communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity and, to the extent permitted by the DOJ, the FTC or any other applicable Governmental Entity, give the other Party the opportunity to attend and participate in any in-person meetings with the DOJ, the FTC or any other Governmental Entity; provided, however, that materials required to be provided pursuant to clauses (i) and (ii) may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address privilege or confidentiality concerns.

Section 5.9 Indemnification.

(a) Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the First Effective Time now existing in favor of the current or former directors or officers of the Company or the Company Subsidiaries and any person who becomes a director or officer of the Company or the Company Subsidiaries prior to the First Effective Time (collectively, together with their respective heirs, executors and administrators, the “Indemnified Parties”) as provided in their respective Constituent Documents or any indemnification or similar agreements shall survive the Mergers and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Company to comply therewith. From and after the First Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless, to the fullest extent permitted by applicable Law, each of the Indemnified Parties against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim or Proceeding, whether civil, criminal, administrative or investigative, arising out of or related to the fact that such person is or was a director or officer of the Company or any Company Subsidiary and pertaining to matters existing or occurring or actions or omissions taken prior to the First Effective Time, including (A) the Transactions, and (B) actions to enforce this Section 5.9 or any other indemnification or advancement right of any Indemnified Party. In addition, Parent shall, and shall cause the Surviving Company to, advance expenses to the Indemnified Parties as incurred to the fullest extent permitted by applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Indemnified Party is not entitled to indemnification. For a period of no less than six (6) years from the First Effective Time, Parent shall cause the Surviving Company to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s Constituent Documents or any indemnification or similar agreements in effect as of the date of this Agreement between any Indemnified Party and the Company or any Company

Subsidiary that are set forth in Section 5.9(a) of the Company Disclosure Letter, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of such Indemnified Parties; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(b) In the event that either Parent or the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall, and shall cause the Surviving Company to, cause proper provision to be made so that such successor or assign shall expressly assume all of the obligations set forth in this Section 5.9.

(c) Prior to the First Effective Time the Company may, and if the Company does not, Parent shall cause the Surviving Company as of immediately following the Second Effective Time to, obtain and fully pay for, at no expense to the beneficiaries, non-cancellable “tail” insurance policies with a claims period of at least six (6) years from and after the First Effective Time from insurance carriers with the same or better credit ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the First Effective Time (including in connection with this Agreement or the transactions contemplated hereby); provided, however, that in no event shall the Company pay, or the Surviving Company, as the case may be, be required to pay, for such “tail” insurance policies a one-time premium in excess of 300% of the Company’s current annual premium for D&O Insurance (the “Premium Cap”). If the Company and the Surviving Company for any reason fail to obtain such “tail” insurance policies as of the First Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, continue to maintain in effect, at no expense to the beneficiaries, D&O Insurance for a period of at least six (6) years from and after the First Effective Time for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as provided in such existing D&O Insurance, from insurance carriers with the same or better credit ratings as the Company’s current D&O Insurance carriers; provided, however, that the Surviving Company shall not be required to pay for such D&O Insurance an annual premium in excess of Premium Cap, in which case the Surviving Company shall, and Parent shall use its reasonable best efforts to cause the Surviving Company to maintain in effect, at no expense to the beneficiaries, for a period of at least six (6) years from the First Effective Time for the persons who are covered by the Company’s existing D&O Insurance, D&O Insurance with the best overall terms, conditions, retentions and levels of coverage reasonably available for an annual premium equal to the Premium Cap.

(d) The provisions of this Section 5.9 shall survive consummation of the Offer and the Mergers, are intended to be for the benefit of, and will be enforceable by, each

Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have under the Constituent Documents of the Company or the Company Subsidiaries, by Contract, by Law or otherwise.

Section 5.10 Termination of Certain Agreements. The Company shall use reasonable efforts to cause to be terminated, effective as of immediately prior to the First Effective Time, that certain Third Amended and Restated Investor Rights Agreement, dated November 5, 2012, as amended by Amendment No. 1, dated October 17, 2013, among the Company and the other parties thereto.

Section 5.11 Employee Benefit Plans.

(a) For a period commencing on the First Effective Time, and ending on the first (1st) anniversary of the Closing Date, each employee of the Company and its Subsidiaries who remains in the active employment of the Surviving Company and its Subsidiaries (the “Continuing Employees”) shall receive an annual rate of salary or wages and annual incentive opportunities, and employee benefits (other than equity-based awards) that are no less favorable, in the aggregate, than the annual rate of salary or wages and annual incentive opportunities, and employee benefits (other than equity-based awards) provided by the Company and the Company Subsidiaries on the date of this Agreement.

(b) For a period commencing on the First Effective Time, and ending on the first (1st) anniversary of the Closing Date, Parent or the Surviving Company, as applicable, shall provide or cause to be provided, to each Continuing Employee whose employment is terminated by the Company for reasons other than cause, death or disability, severance benefits that are no less favorable than severance benefits set forth in Section 5.11(b) of the Company Disclosure Letter.

(c) As of the First Effective Time, Parent shall use its commercially reasonable efforts to cause its and any of its Subsidiaries’ third party insurance providers or third party administrators to waive all limitations as to any pre-existing condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans that such employees may be eligible to participate in after the First Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the First Effective Time under any comparable employee benefit plan. In addition, as of the First Effective Time, Parent shall, and shall cause the Surviving Company and any applicable Company Subsidiary to, give Continuing Employees full credit for purposes of eligibility and vesting (but, not for benefit accrual purposes under any defined benefit pension plan) under any employee benefit and compensation plans or arrangements maintained by Parent or an applicable Parent Subsidiary that such employees may be eligible to participate in after the First Effective Time for such Continuing Employees’ service with the Company or any Company Subsidiaries to the same extent that such service was credited for purposes of any comparable employee benefit plan immediately prior to the First Effective Time. Notwithstanding the foregoing, nothing in this Section 5.11(c) shall be construed to require crediting of service that would result in (i) duplication of benefits, (ii) service credit for benefit accruals under a defined benefit pension plan, or (iii) service credit under a newly established plan for which prior service is not taken into account for employees of Parent or any Parent Subsidiary generally.

(d) No provision of this Section 5.11 shall be construed as a limitation on the right of Parent, or to cause any Parent Subsidiary, to amend or terminate any specific employee benefit plan that Parent or a Parent Subsidiary would otherwise have under the terms of such employee benefit plan, nor shall any provision of this Section 5.11 be construed to require the continuation of the employment of any particular Continuing Employee. The provisions of this Section 5.11 are solely for the benefit of the Parties to this Agreement, and no current or former director, officer, employee, consultant or other independent contractor or any other Person shall be a third-party beneficiary of this Section 5.11, and nothing herein shall be construed as an amendment to any employee benefit plan of Parent or any Parent Subsidiary or other compensation or benefit plan or arrangement for any purpose.

Section 5.12 Stock Exchange Listing. Parent shall file a notification of listing of additional shares (or such other form as may be required) with Nasdaq with respect to the shares of Parent QVC Series A Stock to be issued in connection with the Offer and the First Merger (including the Parent QVC Series A Stock to be issued upon the exercise of Assumed Options and upon the settlement of Assumed RSUs) and such other shares of Parent QVC Series A Stock to be reserved for issuance in connection with the Offer and the First Merger, and shall use its reasonable best efforts to cause the shares of Parent QVC Series A Stock to be issued in connection with the Offer and the First Merger to be listed on the Nasdaq, subject to official notice of issuance, prior to the Acceptance Time.

Section 5.13 Section 16 Matters. Prior to the First Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent QVC Series A Stock (including derivative securities with respect to Parent QVC Series A Stock) resulting from the Transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 5.14 Security Holder Litigation. In the event that any litigation related to this Agreement, the Mergers, the Offer or the other transactions contemplated by this Agreement is brought against the Company and/or its directors by security holders of the Company, the Company shall promptly notify Parent of such litigation and shall keep Parent reasonably informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense and settlement of any such litigation against the Company and/or its directors by security holders of the Company and no such settlement shall be agreed to by the Company or any Company Subsidiary without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.15 Antitakeover Statute. If any Takeover Law is or may become applicable to this Agreement (including the Mergers, the Offer and the other Transactions contemplated hereby), each of the Company, Parent and each Merger Sub and their respective boards of directors or member, as applicable, shall grant all such approvals and take all such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby, and otherwise act reasonably to eliminate or minimize the effects of such Takeover Law on the Transactions.

Section 5.16 Financing Matters.

(a) At any time prior to the First Effective Time, the Company may, in its sole discretion, either:

(i) commence (or, at the Company’s election in its sole discretion, cooperate in good faith with and assist Parent, Merger Subs and each of their respective Representatives in commencing at Parent’s sole expense) after the date hereof a solicitation of a consent and amendment (the “Credit Agreement Consent and Amendment”) to that certain Credit Agreement, dated as of January 23, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Company Credit Agreement”), among the Company, the lenders party thereto, Citibank, N.A., as administrative agent, lead arranger, sole book runner, collateral agent and letter of credit issuer thereunder, and Merrill Lynch, Pierce, Fenner & Smith, as syndication agent thereunder, on such terms and conditions reasonably requested by Parent and acceptable to the Company, which shall include an agreement by the requisite lenders thereunder that the Merger and the other Transactions contemplated hereby will not result in a default or event of default under the Company Credit Agreement; or

(ii) (A) (1) repay in full (or in the case of any letters of credit issued thereunder, cash collateralize, to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank) all obligations then outstanding under the Company Credit Agreement, (2) cause the release of any and all Liens securing such obligations under the Company Credit Agreement, and (3) terminate the Company Credit Agreement or (B) obtain a payoff letter in customary form from the agent under the Credit Agreement (it being understood that such payoff letter shall (1) indicate the total amount required to be paid to fully satisfy all obligations of the Company and the Company Subsidiaries under the Company Credit Agreement, (2) state that all Liens in connection therewith shall be released upon the payment of such amount and (3) authorize the Company to make all filings and deliver all notices necessary to evidence the release of such Liens).

(b) At any time prior to the First Effective Time, the Company may, in its sole discretion, either:

(i) commence (or, at the Company’s election in its sole discretion, cooperate in good faith with and assist Parent, Merger Subs and each of their respective Representatives in commencing at Parent’s sole expense) after the date hereof a solicitation of a consent (the “L/C Consent”) to that certain Agreement for Letters of Credit, dated as of April 30, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “L/C Agreement”), between the Company and Citibank, N.A. (in such capacity, the “L/C Issuer”), on such terms and conditions reasonably requested by Parent and acceptable to the Company, which shall include an agreement by the L/C Issuer that the Merger and the other Transactions contemplated hereby will not result in a default or event of default under the L/C Agreement; or

(ii) (A)(1) repay in full all obligations then outstanding under the L/C Agreement (or in the case of any letters of credit issued thereunder (including the Irrevocable Standby Letter of Credit No. 63668066 (as amended), dated as of May 3, 2013 issued by Citibank, N.A. for the benefit of SRI-WR Elliot Avenue LLC and the Irrevocable Standby Letter of Credit No. 63670342 (as amended), dated as of February 14, 2014 issued by Citibank, N.A. for the benefit of US Real Estate Limited Partnership), cash collateralize such letters of credit, to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank), (2) cause the release of any and all Liens securing such obligations under the L/C Agreement, and (3) terminate the L/C Agreement or (B) obtain a payoff letter in customary form from the L/C Issuer (it being understood that such payoff letter shall (1) indicate the total amount required to be paid to fully satisfy all obligations of the Company and the Company Subsidiaries under the L/C Agreement, (2) state that all Liens in connection therewith shall be released upon the payment of such amount and (3) authorize the Company to make all filings and deliver all notices necessary to evidence the release of such Liens).

Section 5.17 Certain Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to cause the Offer and the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by executing and delivering tax representation letters, substantially in the form of Exhibits B and C, to the Company’s and Parent’s counsel in connection with (i) any tax opinion or description of the U.S. federal income tax consequences of the Offer and the Mergers contained or set forth in the Form S-4 or (ii) the tax opinions required by the conditions to the offer set forth in clauses (h)(i) and (h) (ii) of Annex A. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Offer and the Mergers, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for U.S. federal income tax purposes, the Offer and the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Prior to the Acceptance Time, the Company shall (i) deliver to Parent and the Merger Subs a certificate, in form and substance reasonably satisfactory to Parent and the Merger Subs and that complies with Treasury Regulations Section 1.897-2(h), to the effect that interests in the Company are not United States real property interests and (ii) provide a corresponding notice to the Internal Revenue Service, in form and substance reasonably satisfactory to Parent and the Merger Subs and which complies with the requirements set forth in Treasury Regulations Section 1.897-2(h)(2), to the effect that interests in the Company are not United States real property interests, with a copy of such executed and filed notice provided to Parent and the Merger Subs.

Section 5.18 Dataroom Information. As promptly as practicable following the Acceptance Time, the Company shall deliver to Parent an electronic copy of the documents and information contained in the virtual online data room hosted on behalf of the Company in the online workspace captioned “Project Zebra” as of the Acceptance Time.

Section 5.19 Company Equity Awards. As promptly as practicable following the execution of this Agreement, the Company Board (or a committee thereof) shall adopt such resolutions and take all necessary actions that are necessary to effect the transactions and determinations described in Section 2.1. Promptly following the taking of such actions, the Company shall, after consultation with Parent, deliver to the holders of Company Stock Options and Company RSUs, appropriate notices setting forth such holders’ rights pursuant to the Company Equity Plans and this Agreement. Parent, Merger Subs and their counsel shall be given a reasonable opportunity to review and comment on any such notices prior to the mailing or delivery thereof to the holders of Company Stock Options and Company RSUs, and the Company shall give reasonable and good faith consideration to all additions, deletions, changes or other comments suggested by Parent, Merger Subs and their counsel.

Section 5.20 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq to enable the delisting by the Surviving Company of the Class A Common Stock from the Nasdaq and the deregistration of the Class A Common Stock under the Exchange Act as promptly as practicable after the First Effective Time; provided, however, that such delisting and deregistration shall not be effective until after the First Effective Time.

Section 5.21 Form S-8. Parent agrees to file with the SEC, no later than ten (10) Business Days after the date on which the First Effective Time occurs, a registration statement on Form S-8 (or any successor form or other applicable form if a Form S-8 is for any reason unavailable for use by Parent at such time), relating to the shares of Parent QVC Series A Stock underlying the Assumed Options and Assumed RSUs and shall maintain the effectiveness of such registration statement thereafter for so long as any of such Assumed Options and Assumed RSUs remain outstanding.

Section 5.22 Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the First Effective Time and effective upon the First Effective Time.

Section 5.23 Obligations of Merger Subs. Parent shall take all action necessary to cause Merger Subs, the First Surviving Corporation and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby (including the Offer and the Mergers) upon the terms and subject to the conditions set forth in this Agreement. During the period from the date of this Agreement through the Second Effective Time, the Merger Subs shall not engage in any activity of any nature except for activities related to or in furtherance of the Offer and the Mergers.

Section 5.24 Parent Approval Actions. Immediately following the execution of this Agreement, Parent shall (a) execute and deliver, in accordance with the DLLCA and Merger Sub

2’s Constituent Documents and in its capacity as the sole member of Merger Sub 2, a written consent approving this Agreement and the transactions contemplated hereby, including the Mergers, and (b) cause Merger Sub 2 to execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Purchaser, a written consent adopting this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Obligations of Each Party. The respective obligations of each Party to effect the Mergers are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent, the Merger Subs or the Company, as the case may be, to the extent permitted by applicable Law:

(a) Regulatory Approvals. All approvals, authorizations and consents of any Governmental Entity required to consummate the Mergers shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

(b) No Injunctions, Orders or Restraints; Illegality. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is in effect that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Mergers or any of the other transactions contemplated hereby.

(c) Consummation of Offer. Purchaser shall have accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated, and the Offer, the Mergers and the other Transactions may be abandoned, whether before or after the adoption of this Agreement by the sole stockholder of Purchaser, at any time prior to the Acceptance Time only as authorized by the board of directors of the Company or Purchaser, or the sole member of Merger Sub 2, as follows:

(a) By the mutual written consent of Parent, the Merger Subs and the Company;

(b) By either of Parent or the Company:

(i) if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Offer or the Mergers and such Order shall have become final and non-appealable;

(ii) if, the Offer shall have expired or shall have been terminated in accordance with the terms of this Agreement without the Minimum Tender Condition having been satisfied and the other Offer Conditions having been satisfied or waived by Parent; or

(iii) if the Acceptance Time shall not have occurred on or before December 31, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to any Party that has breached its obligations in any material respect under this Agreement in any manner that shall have proximately caused or resulted in the failure of the Acceptance Time to not have occurred on or before the Outside Date;

(c) by Parent, at any time prior to the Acceptance Time:

(i) if (A) (x) any of the representations or warranties of the Company herein shall be untrue or inaccurate on the date of this Agreement or shall become untrue or inaccurate, or (y) the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement to be performed or complied with on or prior to the Expiration Date, in each case such that an Offer Condition contained in clauses (c) or (d) of Annex A would not be satisfied; and (B) if curable, such inaccuracy or breach is not cured in a manner to permit the Offer Condition contained in clause (c) or (d) of Annex A to be satisfied within thirty (30) calendar days after written notice to the Company (or, if less, the number of calendar days remaining until the Outside Date) describing in reasonable detail such inaccuracy or breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or any Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) if, after the date hereof, the Company Board or any committee thereof shall have (A) effected an Adverse Recommendation Change (whether or not permitted to do so under the terms of this Agreement), (B) adopted, approved, endorsed, declared advisable or recommended to the Company’s stockholders an Acquisition Proposal other than the Offer, (C) failed to publicly reaffirm its recommendation of this Agreement within ten (10) Business Days following receipt of a written request by Parent to provide such reaffirmation in connection with the public announcement of an Acquisition Proposal, (D) failed to include in the Schedule 14D-9 the Company Determination or Company Recommendation, or (E) failed to recommend against a competing tender offer or exchange offer for fifteen percent (15%) or more of the outstanding capital stock of the Company within ten (10) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); or

(iii) if the Company breaches Section 5.3 in a manner that results in the making of an Acquisition Proposal;

(d) by the Company, at any time prior to the Acceptance Time:

(i) in the event that (A) Parent or any Merger Sub shall not have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Expiration Date, or (B)

any of the representations and warranties of Parent and each Merger Sub set forth in this Agreement shall have become inaccurate, which inaccuracy, together with any other inaccuracies, would reasonably be expected to have a Parent Material Adverse Effect; provided, in the case of clause (A) or (B) above, if curable, such inaccuracy or breach is not cured within thirty (30) calendar days after written notice to Parent and each Merger Sub (or, if less, the number of calendar days remaining until the Outside Date) describing in reasonable detail such inaccuracy or breach; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) in the event that there shall be any change, state of facts, condition, event, circumstance, effect, occurrence or development after the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or

(iii) at any time after the Cut-Off Date, subject to compliance with Section 5.3(e), in order to accept a Superior Proposal and enter into a definitive agreement providing for the consummation of the transaction contemplated by such Superior Proposal (the “Specified Definitive Acquisition Agreement”) if: (A) the Company Board authorizes the Company, subject to compliance with the terms of this Agreement, to enter into a Specified Definitive Acquisition Agreement, (B) either substantially concurrently with or prior to the termination of this Agreement the Company enters into such Specified Definitive Acquisition Agreement with respect to such Superior Proposal and (C) the Company, substantially concurrently with or immediately prior to such termination, pays to Parent the Termination Fee contemplated by Section 7.3(b).

The Party desiring to terminate this Agreement pursuant to this Section 7.1 shall give notice of such termination and the provisions of this Section 7.1 being relied on to terminate this Agreement to the other Parties.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, the Merger Subs or the Company (or any stockholder, director, officer, employee, agent, consultant or Representative of such Party), except that the provisions of Section 5.4, this Section 7.2, Section 7.3, Section 7.4, Section 7.5 and ARTICLE VIII of this Agreement shall survive the termination hereof. Notwithstanding the foregoing, nothing contained herein shall relieve any Party hereto of liability for a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination or for fraud. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with its terms (and notwithstanding anything to the contrary contained in Section 8.4).

Section 7.3 Termination Fee; Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Mergers and the other transactions contemplated hereby shall be borne and timely paid by the Party incurring such fees or expenses, whether or not the Offer or the Mergers are consummated.

(b) In the event that:

(i) (A) a bona fide Acquisition Proposal is made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise publicly communicated to the Company, the Company Board or a committee thereof and, in each case, is not withdrawn, (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 7.1(b)(ii) and (C) if, concurrently with or within twelve (12) months after the date of any such termination, (x) the Company or any of the Company Subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal, or (y) any Acquisition Proposal is consummated, the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee concurrently with the consummation of such Acquisition Proposal;

(ii) (A) a bona fide Acquisition Proposal is made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise publicly communicated to the Company, the Company Board or a committee thereof, and, in each case, is not withdrawn, and (B) this Agreement is thereafter terminated by Parent pursuant to Section 7.1(c)(i)(A)(y), then, if, concurrently with or within twelve (12) months after the date of any such termination, (x) the Company or any of the Company Subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal, or (y) any Acquisition Proposal is consummated, the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee concurrently with the consummation of such Acquisition Proposal;

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or 7.1(c)(iii), the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee within two (2) Business Days after such termination; and

(iv) this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii), the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee in accordance with Section 7.1(d)(iii).

The Parties acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not such Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(c) For purposes of this Section 7.3.

(i) “Acquisition Proposal”, as used in Section 7.3(b)(i) and Section 7.3(b)(ii), shall have the meaning ascribed thereto in Section 5.3(i)(ii), except that references in Section 5.3(i)(ii) to “15%” shall be replaced by “50%” and references to “85%” shall be replaced by references to “50%.”

(ii) “Termination Fee” means an amount equal to $79,000,000.

(d) Each of the Parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Merger Subs would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent or its designee commences a suit that results in a judgment against the Company for all or a portion of the Termination Fee, the Company shall pay to Parent or its designees interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at a rate equal to the “prime rate” (as announced by JPMorgan Chase Bank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the Parties hereto by action taken or authorized by written agreement of the Parties hereto (by action taken by their respective boards of directors, if required) at any time prior to the First Effective Time, whether before or after the Acceptance Time; provided, however, that after the Acceptance Time, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the First Effective Time, the Parties may (by action taken or authorized by their respective boards of directors, if required), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other Party or Parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties of the other Party or Parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Party or Parties contained herein; provided, however, that after the Acceptance Time, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party or Parties, as applicable. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise provided herein, the rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants or other agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the First Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the First Effective Time.

Section 8.2 Notices. All notices and other communications required or permitted hereunder, or in connection herewith, shall be in writing and shall be deemed given (i) when delivered in person, (ii) upon transmission by (A) electronic mail or (B) facsimile transmission as evidenced by confirmation of transmission to the sender (in each case, but only if followed by transmittal of a copy thereof by (x) national overnight courier or (y) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail or facsimile transmission), (C) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (D) on the next Business Day if transmitted by national overnight courier, in each case to Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Parent, the Merger Subs, the Surviving Corporation or the Surviving Company, to:

Liberty Interactive Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

Attention: General Counsel

Telephone No.: (720) 875-5300

Facsimile No.: (720) 875-5401

E-mail: legalnotices@libertymedia.com

with a copy to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Attention:	Jonathan Gordon
Renee Wilm
Telephone No.: (212) 408-2500
Facsimile No.: (212) 259-2500

E-mail:	jonathan.gordon@bakerbotts.com renee.wilm@bakerbotts.com

(b) if to the Company, to:

zulily, inc.

2601 Elliott Ave., Suite 200

Seattle, WA 98121

Attention: General Counsel

Telephone No.: (206) 454-3322

Facsimile No.: (206) 299-3772

E-mail: drunnette@zulily.com

with a copy to:

Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, CA 94065
Attention:	Keith A. Flaum
James R. Griffin
Telephone No.: (650) 802-3000
Facsimile No.: (650) 802-3100

E-mail:	keith.flaum@weil.com
james.griffin@weil.com

and

Cooley LLP
1700 Seventh Avenue, Suite 1900
Seattle, Washington 98101
Attention: John Robertson
Telephone No.: (206) 452-8763
Facsimile No.: (206) 452-8800
E-mail: jrobertson@cooley.com

Section 8.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or via portable document format (.pdf)), it being understood that all Parties need not sign the same counterpart.

Section 8.4 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and assigns, except, that notwithstanding the foregoing clause (b), following the First Effective Time, the provisions of Section 5.9 shall be enforceable by each Indemnified Party and his or her heirs and his or her representatives.

Section 8.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, void, unenforceable or against such court’s regulatory policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the agreement of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

Section 8.6 Interpretation. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Parent Disclosure Letter and the Company Disclosure Letter. The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits, Schedules and Annexes attached hereto or referred to herein, and the Company Disclosure Letter and the Parent Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws. Any Contract or instrument defined or referred to herein shall include all exhibits, schedules and attachments thereto and instruments incorporated therein. Any statute defined or referred to herein shall include all rules and regulations promulgated thereunder. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the others.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided, however, that the Merger Subs may assign in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or the Merger Subs of their obligations hereunder. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 8.8 Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.9 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 8.10 Enforcement; Exclusive Jurisdiction. The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly acknowledged and agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby irrevocably and unconditionally (a) submits to the sole and exclusive jurisdiction of the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (d) consents to service of process being made through the notice procedures set forth in Section 8.2.

Section 8.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

Section 8.12 Definitions. The following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Exhibits, Schedules, Annexes and other documents delivered in connection herewith, shall have the meanings specified in this Section 8.12 or on the corresponding page number of the Index of Defined Terms:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Appraisal Cash Amount” shall mean an amount in cash equal to the product of (i) an amount equal to (A) 1.1 multiplied by (B) the sum of (1) the Parent Share Signing Price, multiplied by the Initial Exchange Ratio, plus (2) the Cash Consideration (determined without regard to any adjustment pursuant to clause (y) of Section 2.1(d)), multiplied by (ii) the number of Dissenting Shares for which the demand for appraisal shall not have been waived, withdrawn or for which the right to demand appraisal shall not have been lost.

“Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any contract, agreement, arrangement, understanding, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security, (ii) the power to dispose of, or to direct the disposition of, such Security or (iii) the ability to profit or share in any profit derived from a transaction in such Security, and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Ownership” shall have a correlative meaning.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or the banking institutions in the City of New York are authorized or required by Law to be closed and shall consist of the period from 12:01 a.m. through 12:00 midnight at such location.

“Company Benefit Plan” means any material employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of ERISA and each stock grant, stock purchase, stock option, restricted stock, other equity or equity-related, severance, change-in-control, retention, fringe benefit, loan, collective bargaining, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, established, maintained, sponsored, entered into or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its ERISA Affiliates, or to which the Company or any of its ERISA Affiliates is a party, whether written or unwritten, insured or self-insured, for the benefit of any present or former employee, officer, consultant or director of the Company or any of the Company Subsidiaries (including their dependents or beneficiaries) or with respect to which the Company or any of its ERISA Affiliates has any liability (contingent or otherwise).

“Company Material Adverse Effect” means any event, change, effect, development, state of facts, circumstance or occurrence that, individually or in the aggregate with all other events, changes, effects, developments, states of facts, circumstances and occurrences, constitutes a material adverse effect on (i) the ability of the Company or Purchaser to consummate the Offer, the Mergers and the other transactions contemplated by this Agreement or (ii) the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided that in no event shall any event, change, effect, development, state of facts, circumstance or occurrence resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (A) any changes in global, national or regional, political or economic conditions, including securities, credit, financial or other capital markets conditions, (B) any changes in conditions generally affecting the industries in which the Company and the Company Subsidiaries operate, (C) other than with respect to Section 3.4(a), the execution and delivery of this Agreement, the performance by any Party of its obligations hereunder and on consummation of the Transactions or the public announcement or pendency of the Offer, the Mergers or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any Company Subsidiary with its employees or with any other third party, (D) any changes in, or any compliance with actions taken for the purpose of complying with, any Law or GAAP (or interpretations thereof), (E) the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (F) any decline in the market price or trading volume of the shares of Class A Common Stock on the Nasdaq (provided that the exception in this clause (F) shall not prevent or otherwise affect a determination that any change, effect or development underlying such decline has resulted in or contributed to a Company Material Adverse Effect), (G) any failure of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics (provided that the exception in this clause (G) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect), (H) compliance with the terms of this Agreement, including the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Parent or Purchaser, (I) any change resulting or arising from the identity of Parent or its Affiliates; except, in the cases of clauses (A), (B), (D) and (E), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately adversely affected thereby in any material respect as compared to other participants in the industries in which the Company and the Company Subsidiaries operate (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Material Contract” means all Contracts (other than Company Benefit Plans) described in clauses (1) through (10) of this definition or filed or required to be filed as exhibits to the Company SEC Documents as of the date hereof to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(1) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act other than any such Contract that is not required to be filed under clause (iii)(C) thereof);

(2) any Contract that limits, or purports to limit, in any material respect the ability of the Company or any Company Subsidiary (or, upon completion of the Transactions, would limit in any material respect the ability of Parent or any Parent Subsidiaries, or their respective Affiliates, including the Surviving Company) to compete or provide services in any line of business or with any Person or in any geographic area or market segment, or to hire or solicit the hire for employment any individual or group or to engage in any type of business;

(3) any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(4) any Contract or series of related Contracts relating to Indebtedness (i) in excess of $1,000,000 or (ii) that becomes due and payable as a result of the transactions contemplated hereby;

(5) any material license, sublicense, option or other Contract relating to Company Material Intellectual Property, including any such material Contract pursuant to which the Company or any Company Subsidiaries is granted any rights to use, is restricted in its rights to use or register or permits any other Person to use, enforce or register any Company Material Intellectual Property;

(6) any Contract (other than any Contract relating to any Acquisition Proposal) that provides for any most favored nation provision or equivalent preferential pricing terms, exclusivity or similar obligations to which the Company or any Company Subsidiary is subject or a beneficiary thereof, which is material to the Company and the Company Subsidiaries taken as a whole (or, following the consummation of the transactions contemplated hereby, would be material to Parent or any Subsidiary of Parent, including the Surviving Company);

(7) any purchase, sale or supply Contract that (x) contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements and (y) has more than one year remaining in the term of the Contract and requires in excess of $5,000,000 in remaining obligations;

(8) any Contract relating to, or otherwise entered into in connection with, the disposition or acquisition of, or investment in, a business, by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital, and under which the Company or any Company Subsidiary has a continuing indemnification obligation or other obligation; and

(9) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Company Material Adverse Effect and is not disclosed pursuant to clauses (1) through (8) above; and

(10) any commitment or agreement to enter into any of the foregoing.

“Company Material Intellectual Property” means any Intellectual Property used by the Company and the Company Subsidiaries, the unavailability of which would be materially detrimental to the Company and the Company Subsidiaries, taken as a whole.

“Company NDA” means any confidentiality or non-disclosure agreement entered into by the Company or a Company Subsidiary, (A) (i) on or after November 15, 2013, (ii) in connection with any actual or potential Acquisition Proposal and (iii) that remains in effect as of the date of this Agreement and (B) which (i) prohibits the disclosure to third parties (including Parent) of the counterparty to such agreement or (ii) requires the return or destruction of confidential materials of the Company by such counterparty upon the Company’s request.

“Confidentiality Agreement” means the confidentiality agreement, dated April 26, 2015, between Parent and the Company, as the same may be further amended, supplemented or otherwise modified by the Parties.

“Constituent Documents” means, with respect to any Person, the charter, the certificate of incorporation or formation, bylaws, limited liability company or operating agreement or comparable organizational documents of such Person, as the same may be amended, supplemented or otherwise modified from time to time.

“Contract” means any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, agreement, commitment instrument or obligation, in each case, including all amendments thereto.

“Cut-Off Date” means the date that is forty-five (45) days after the Company Board shall have effected an Adverse Recommendation Change relating to a Superior Proposal in accordance with Section 5.3(e).

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release of or exposure to any Materials of Environmental Concern, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all Laws relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety from the presence of Materials of Environmental Concern, including Laws relating to: (a) the exposure to, or Releases or threatened Releases of, Materials of Environmental Concern; (b) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Materials of Environmental Concern; or (c) recordkeeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Indebtedness” means (i) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other Security or similar instrument, (iii) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations or other financial agreements or arrangements entered into for the purpose of limiting or managing interest rate risks, (iv) any capitalized lease obligations and (v) guaranties, endorsements and assumptions in respect of any of the foregoing clauses (i) through (iv); provided that “Indebtedness” shall not include ordinary course trade debt.

“Intellectual Property” means all intellectual property rights throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, corporate names, trade names, domain names, social media addresses, handles and usernames, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, compilations, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (v) Trade Secrets, including customer lists, algorithms and know-how, (vi) rights of publicity and privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity, (viii) all rights in the foregoing and in other similar intangible assets, and (ix) all applications and registrations for the foregoing.

“Intervening Event” means a material event, fact, development or occurrence occurring after the date of this Agreement that was not known to or was not reasonably foreseeable by (or the material consequences of which were not known or reasonably foreseeable by) the Company Board as of the date hereof and becomes known to the Company Board after the date hereof and prior to the Acceptance Time; provided, however, that the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto shall not constitute an Intervening Event.

“Knowledge” means the actual knowledge of (a) with respect to the Company, the persons set forth in Section 8.12A of the Company Disclosure Letter and (b) with respect to Parent, the persons set forth on Section 8.12B of the Parent Disclosure Letter.

“Laws” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, ordinance, code, rule, statute, regulation or other similar legal requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

“Lien” means any lien (statutory or otherwise), pledge, hypothecation, mortgage, lease, restriction, covenant, title defect, assignment, charge, encumbrance, adverse right, claim, option, right of first refusal, preemptive right or security interest of any kind or nature whatsoever (including any restriction on the voting interest of any security, any restriction on the transfer of any security (other than those imposed by applicable securities Laws) or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Materials of Environmental Concern” means any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law relating to pollution, waste or the environment or the protection of human health and safety; or (ii) can form the basis of any liability under any Law relating to pollution, waste, or the environment or the protection of human health and safety.

“Nasdaq” means The Nasdaq Global Select Market.

“Non-US Plans” means each material compensation or benefit plan, program, agreement or arrangement, including all stock ownership, stock purchase, stock option, phantom stock or other equity-based, retirement, vacation, severance, disability, death benefit, employment, change-in-control, fringe benefit, bonus, incentive, pension, profit sharing, medical and deferred compensation plan, program, agreement or arrangement which is sponsored, maintained or contributed to by the Company or any ERISA Affiliate in respect of Company employees located in countries or jurisdictions other than the United States.

“Order” means any legally binding order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Parent Board” means the board of directors of Parent.

“Parent Material Adverse Effect” means any event, change, effect, development, state of facts, circumstance or occurrence that, individually or in the aggregate with all other events, changes, effects, developments, states of facts, circumstances and occurrences, constitutes a material adverse effect on (i) the ability of Parent or Purchaser to consummate the Offer, the Mergers and the other transactions contemplated by this Agreement or (ii) the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided that in no event shall any event, change, effect, development, state of facts, circumstance or occurrence resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (A) any changes in global, national or regional, political or economic conditions, including securities, credit, financial or other capital markets conditions, (B) any changes in conditions generally affecting the industries in which Parent and its Subsidiaries operate, (C) other than with respect to Section 4.5(a), the execution and delivery of this Agreement, the performance by any Party of its obligations hereunder and on consummation of the Transactions or the public announcement or pendency of the Offer, the Mergers or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Parent and its Subsidiaries with its employees or with any other third party, (D) any changes in, or any compliance with actions taken for the purpose of complying with, any Law or GAAP (or interpretations thereof), (E) the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (F) any decline in the market price or trading volume of the shares of Parent QVC Series A Stock or the Parent Ventures Series A Stock on the Nasdaq (provided that the exception in this clause (F) shall not prevent or otherwise affect a determination that any change, effect or development underlying such decline has resulted in or contributed to a Parent Material Adverse Effect), (G) any failure of Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics (provided that the exception in this clause (G) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a Parent Material Adverse Effect), (H) compliance with the terms of this Agreement, including the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of the Company, (I) any change resulting or arising from the identity of the Company; except, in the cases of clauses (A), (B), (D) and (E), to the extent that Parent and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby in any material respect as compared to other participants in the industries in which Parent and its Subsidiaries operate (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been a Parent Material Adverse Effect).

“Permitted Lien” means (i) any Lien for Taxes not yet due and payable or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, including statutory liens, in each case incurred in the ordinary course of business to secure claims which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, covenants, restrictions and other similar nonmonetary encumbrances, and other minor irregularities in title, minor encroachments or similar items shown on an accurate survey of the applicable Leased Real Property, in each case that do not materially impair the use or value of the property subject thereto, (v) statutory landlords’ Liens and Liens granted to landlords under any lease, (vi) any purchase money security interests, equipment leases or similar financing arrangements, (vii) non-exclusive licenses to Intellectual Property in the ordinary course of business, (viii) zoning, building codes and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property and (ix) other minor Liens arising in the ordinary course of business that do not materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any Company Subsidiary.

“Parent Share Signing Price” shall mean $30.26, which is the closing price of the Parent QVC Series A Stock as reported on the Nasdaq on the trading day immediately prior to the date of this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means, in addition to any definition provided by the Company for any similar term (e.g., “personally identifiable information” or “PII”) in any Company privacy policy or other public-facing statement, all information that identifies, allows identification of or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), date of birth, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), together with other information to the extent collected and associated by the Company with such individual, as so associated, which may include (to the extent collected and associated by the Company with such individual, as so associated): (a) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information); (b) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes the foregoing information in any form, including paper, electronic and other forms.

“Privacy Laws” means all Laws and other standards governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer of Personal Information, including the Children’s Online Privacy Protection Act, the California Online Privacy Protection Act, the Communications Decency Act, the Payment Card Industry Data Security Standard, the CAN-SPAM Act, Canada’s Anti-Spam Legislation and all Laws governing breach notification, each as in effect on the date of this Agreement and as of the Closing Date.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environmental including without limitations any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to any Person, the employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents and representatives of such Person.

“Security” or “Securities” means, with respect to any Person, any series of common stock, preferred stock and any other equity securities or capital stock of such Person (including interests convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock, and any other equity securities or capital stock of such Person), however described and whether voting or non-voting.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity, whether incorporated or unincorporated, (i) of which at least a majority of the Securities or other interests having by their terms voting power to elect a majority of the board of directors (or other governing body or Person(s) performing similar functions) with respect to such corporation, limited liability company, partnership or other entity is directly or indirectly, though one or more intermediaries, beneficially owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (ii) that would be required to be consolidated in such Person’s financial statements under GAAP; provided, however, that for purposes of this definition, Expedia, Inc. and its Subsidiaries shall not be considered Subsidiaries of Parent.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Taxing Authority.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for refund or declaration of estimated Tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Tax Sharing Agreements” means all existing agreements or arrangements that provide for the allocation, apportionment, sharing, assignment or indemnification of any Tax liability or benefit for the purpose of determining any Person’s Tax liability (other than commercial agreements the primary purpose of which does not relate to Taxes or any agreement or arrangements exclusively between the Company and any Company Subsidiaries or between Company Subsidiaries).

“Taxing Authority” means any Governmental Entity imposing or responsible for the collection or administration of any Taxes.

“Total Consideration” means the aggregate dollar amount of all Stock Consideration and Cash Consideration payable to holders of shares of Company Common Stock as a result of the transactions contemplated by this Agreement, including in connection with the Offer and the Mergers.

“Trade Secrets” means all trade secrets and all other confidential information (including ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies) that is confidential to the Company or Company Subsidiaries and has independent economic value to the Company and Company Subsidiaries because it is confidential.

“Treasury Regulations” means the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Willful Breach” means with respect to any covenant or agreement contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission intentionally undertaken by the breaching Party with the Knowledge that the taking of, or failure to take, such act would cause a material breach of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Parent, the Company, and each Merger Sub have duly executed this Agreement, all as of the date first written above.

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Vice President and Deputy General Counsel

MOCHA MERGER SUB, INC.

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Vice President and Deputy General Counsel

ZIGGY MERGER SUB, LLC

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Vice President and Deputy General Counsel

ZULILY, INC.

By:	/s/ Darrell Cavens
	Name:	Darrell Cavens
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Reorganization, dated as of August 16, 2015 (the “Agreement”) by and among Liberty Interactive Corporation, a Delaware corporation (“Parent”), Mocha Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Merger Sub (“Purchaser”), Ziggy Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), and zulily, inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the obligations of Purchaser to extend the Offer pursuant to the terms and conditions of the Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date in the event that, at the Expiration Date:

(a) the Minimum Tender Condition shall not have been satisfied;

(b) (i) All approvals, authorizations and consents of any Governmental Entity under the HSR Act, shall not have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall not have expired or been terminated, and (ii) any court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Offer or the First Merger;

(c) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b) and Section 3.2(d) (first sentence only) shall not have been true and correct as of the Expiration Date, as if made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), except in each case for any failures to be true and correct that would not, individually or in the aggregate, increase the aggregate Total Consideration payable in the Offer and the Mergers, taken together, by more than one quarter of one percent (0.25%), (ii) the representation and warranty in Section 3.6(b) shall not have been true and correct in any respect as of the date of the Agreement, (iii) the representations and warranties of the Company set forth in Section 3.1(a) (first sentence only), Section 3.3, Section 3.22 and Section 3.24 (first sentence only) shall not have been true and correct in all material respects as of the Expiration Date, as if made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date) or (iv) the other representations and warranties of the Company set forth herein shall not have been true and correct as of the Expiration Date, as if made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (in the case of this clause (iv) only, without giving effect to any qualification as to materiality, Company Material Adverse Effect or similar qualification set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Performance and Obligations of the Company. The Company shall not have performed or complied in all material respects with all of its agreements and covenants required by the Agreement to be performed or complied with by it at or prior to the Expiration Date.

(e) Company Material Adverse Effect. Since the date of the Agreement, there shall have been any condition, event, change, circumstance, effect, state of facts or development that, individually or in the aggregate, has had a Company Material Adverse Effect that is continuing as of the Expiration Date.

(f) Certificate. Parent shall not have received a certificate signed on behalf of the Company by an executive officer of the Company, dated as of the date of the Expiration Date, certifying that the conditions set forth in clauses (c) through (e) of this Annex A have been duly satisfied.

(g) Pending Actions. An action, suit or proceeding shall have been commenced and be pending by any Governmental Entity of competent jurisdiction challenging or seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of the Offer or the Mergers.

(h) Tax Opinion. (i) Parent shall not have received an opinion from Baker Botts L.L.P., dated as of the date of the expiration of the Offer, in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, for U.S. federal income tax purposes, the Offer and the Mergers, taken together, will be treated as a “reorganization” qualifying under Section 368(a) of the Code, and (ii) the Company shall not have received an opinion of Weil, Gotshal & Manges LLP, dated as of the date of the expiration of the Offer, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, for U.S. federal income tax purposes, the Offer and the Mergers, taken together, will be treated as a “reorganization” qualifying under Section 368(a) of the Code.

(i) Effectiveness of the Registration Statement. The Form S-4 shall not have been declared effective by the SEC under the Securities Act, or a stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC or a proceeding for that purpose shall have been initiated or threatened in writing by the SEC.

(j) Listing. The shares of Parent QVC Series A Stock to be issued in the Offer and the First Merger shall not have been approved for listing on the Nasdaq, subject to official notice of issuance, or shall not be exempt from such requirement under then applicable Laws, regulations and rules of the Nasdaq (provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 5.12).

Subject to Section 1.1(c) of the Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser (except for the Minimum Tender Condition and the conditions set forth in

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clauses (h)(i), (h)(ii), (i) and (j) of this Annex A), may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole and absolute discretion (except for the Minimum Tender Condition and the conditions set forth in clauses (h)(i), (h)(ii), (i) and (j) of this Annex A), in each case, subject to the terms of the Agreement and applicable Law, including the rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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